As filed with the Securities and Exchange Commission on January 16, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIAN GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	6351	23-2691170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania 19103

(215) 231-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Hoffman

Executive Vice President, General Counsel and Corporate Secretary

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

(215) 231-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

F. Douglas Raymond, III

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

(215) 988-2700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
9.000% Senior Notes due 2017	$195,176,000	100%	$195,176,000	$26,622

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2013

PROSPECTUS

Offer to Exchange

$195,176,000 aggregate principal amount of 9.000% Senior Notes due 2017

(that we refer to as the “Old Notes”)

(CUSIP Nos. 750236 AL5 and U74927 AB7)

for

$195.176,000 aggregate principal amount of 9.000% Senior Notes due 2017

(that we refer to as the “New Notes”)

(CUSIP No. 750236 AM3)

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

The exchange offer will expire at 11:59 p.m.,

New York City time, on                     , 2013, unless extended.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (the “Letter of Transmittal”) (which together constitute the “Exchange Offer”), to exchange up to $195,176,000 aggregate principal amount of our outstanding Old Notes (CUSIP Nos. 750236 AL5 and U74927 AB7) for a like principal amount of our New Notes (CUSIP No. 750236 AM3) that have been registered under the Securities Act. When we use the term “notes” in this prospectus, the term includes the Old Notes and the New Notes unless otherwise indicated or the context otherwise requires. The terms of the Exchange Offer are summarized below and are more fully described in this prospectus.

The terms of the New Notes are substantially identical to the terms of the Old Notes in all material respects, except that the New Notes are registered under the Securities Act and the transfer restrictions under federal and state securities laws and registration rights applicable to the Old Notes do not apply to the New Notes.

We will accept for exchange any and all Old Notes validly tendered and not validly withdrawn prior to 11:59 p.m., New York City time, on                     , 2013, unless extended (the “Expiration Date”).

You may withdraw tenders of Old Notes at any time prior to the expiration of the Exchange Offer.

We will not receive any proceeds from the Exchange Offer.

The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

No public market currently exists for the Old Notes. We do not intend to list the New Notes on any securities exchange and, therefore, no active public market is anticipated.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for original securities where such original securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement covering the Exchange Offer by the Securities and Exchange Commission is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 10 to read about important factors you should consider before tendering your Old Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus, contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Available Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Attention: Investor Relations

Telephone: (215) 564-6600

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the Expiration Date.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You are encouraged to consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the Exchange Offer.

Notice to Holders Outside the United States

This prospectus is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in Member States of the European Economic Area. This prospectus does not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange the Old Notes and/or the New Notes, as applicable, in any circumstances in which such offer or solicitation is unlawful. Each holder of Old Notes tendering for New Notes will be deemed to have represented, warranted and agreed that, if it is a person resident in a Member State of the European Economic Area, it is a “qualified investor” for the purposes of Article 2(1)(e) of Directive 2003/71/EC as amended by Directive 2010/73/EU.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, contains statements relating to events, developments or results that we expect or anticipate may occur in the future. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following:

•

changes in general economic and political conditions, including high unemployment rates and weakness in the U.S. housing and mortgage credit markets, the U.S. economy reentering a recessionary period, a significant downturn in the global economy, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, legislative activity or inactivity or actual or threatened downgrades of U.S. credit ratings;

•

changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of developments in the private mortgage insurance and financial guaranty industries in which certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;

•

catastrophic events or economic changes in geographic regions, including those affecting governments and municipalities, where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;

•

our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including in particular, the repayment of our long-term debt and additional capital contributions that may be required to support our mortgage insurance business;

•

a reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, and general reduced housing demand in the U.S., which may be exacerbated by regulations impacting home mortgage originations, including requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•

the potential adverse impact on the mortgage origination market and on private mortgage insurers due to increased capital requirements for mortgage loans under proposed interagency rules to implement the third Basel Capital Accord (“Basel III”), including in particular, the possibility that loans insured by the Federal Housing Administration (“FHA”) will receive a more favorable regulatory capital treatment than loans with private mortgage insurance;

•

our ability to maintain an adequate risk-to-capital position, minimum policyholder position and other surplus requirements in our mortgage insurance business, including if necessary, our ability to write new mortgage insurance while maintaining a capital position that is in excess of risk-

i

based capital limitations imposed in certain states, either through waivers of these limitations or through use of another mortgage insurance subsidiary, and the possibility that state regulators could pursue regulatory actions or proceedings, including possible supervisory or receivership actions, against Radian Guaranty Inc. (“Radian Guaranty”), in the event Radian Guaranty’s capital position is not in compliance with levels that are acceptable to such regulators;

•	our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;

•

a more rapid than expected decrease in the level of insurance rescissions and claim denials from the current elevated levels, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials, or caused by the government-sponsored entities (“GSEs”) intervening in mortgage insurers’ loss mitigation practices, including settlements of disputes regarding loss mitigation activities;

•

the negative impact our insurance rescissions and claim denials or claim curtailments may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;

•

the need, in the event that we are unsuccessful in defending our rescissions, denials or claim curtailments, to increase our loss reserves for, and reassume risk on, rescinded loans, and to pay additional claims, including amounts previously curtailed;

•	any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;

•

adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain in our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;

•	a decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income without a corresponding decrease in incurred losses;

•

heightened competition for our mortgage insurance business from others such as the FHA, the Department of Veterans Affairs (“VA”) and other private mortgage insurers (in particular, the FHA and those private mortgage insurers that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, or that are new entrants to the industry and are therefore not burdened by legacy obligations);

•

changes in the charters or business practices of, or rules or regulations applicable to, Federal National Mortgage Association (“Fannie Mae”) and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;

•

changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;

•

the effect of the Dodd-Frank Act on the financial services industry in general and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with mortgage insurance are considered “qualified residential mortgages” for purposes of the Dodd-Frank Act securitization provisions;

•	the application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of

ii

existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses;

•	the amount and timing of potential payments or adjustments associated with federal or other tax examinations;

•

the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or premium deficiencies for our mortgage insurance business, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;

•	volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments;

•	our ability to realize the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;

•	changes in GAAP or statutory accounting principles, rules and guidance, or their interpretation; and

•	legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the discussion under “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended September 30, 2012, our Quarterly Report on Form 10-Q for the period ended June 30, 2012, our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and in our Annual Report on Form 10-K for the year ended December 31, 2011, and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC.

iii

SUMMARY

This summary contains basic information about us, the New Notes and the Exchange Offer. It highlights selected information contained in or incorporated by reference in this document. Because this is a summary, it does not contain all of the information that you should consider before investing in the New Notes. Before making an investment decision, you should read this entire document, including the section entitled “Risk Factors,” our financial statements and the accompanying notes to the financial statements and the other documents incorporated by reference into this document.

Unless the context otherwise requires, references in this prospectus to “Radian,” “the Company,” “we,” “our,” “ours” and “us” refer to Radian Group Inc. and all of its consolidated subsidiaries, except that with respect to the Old Notes and the New Notes, such terms refer solely to Radian Group Inc. and not to any of its subsidiaries. We generally refer to Radian Group Inc. alone, without its consolidated subsidiaries, as “Radian Group.”

The Company

We are a credit enhancement company with a primary strategic focus on domestic first-lien residential mortgage insurance.

We currently have two operating business segments—mortgage insurance and financial guaranty:

• Our mortgage insurance segment provides credit-related insurance coverage, principally through private mortgage insurance, and risk management services to mortgage lending institutions.

• Our financial guaranty segment previously offered direct insurance and reinsurance on credit-based risks through Radian Asset Assurance Inc. (“Radian Asset Assurance”), a wholly-owned subsidiary of Radian Guaranty, and also offered credit protection on various asset classes through financial guarantees and credit default swaps. While we discontinued writing new financial guaranty business in 2008, Radian Asset Assurance continues to provide financial guaranty insurance on our existing portfolio of structured finance and public finance credits. Our financial guaranty business continues to serve as an important source of capital support for Radian Guaranty.

Radian Group acts principally as a holding company for its insurance subsidiaries and does not have any significant operations of its own.

Our principal executive offices are located at 1601 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 231-1000. We maintain a website at www.radian.biz where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Summary of the Exchange Offer

On January 4, 2013, in connection with a private exchange offer, Radian Group issued an aggregate of $195,176,000 principal amount of 9.000% Senior Notes due 2017 in exchange for the same aggregate principal amount of 5.375% Senior Notes due 2015. As part of that issuance, we entered into a registration rights agreement with the dealer manager of the private exchange offer, dated as of January 4, 2013 (the “Registration Rights Agreement”), in which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for the Old Notes.

Below is a summary of the Exchange Offer. It may not contain all the information that is important to you. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer.”

Issuer	Radian Group Inc.

Securities Offered	$195,176,000 aggregate principal amount of 9.000% Senior Notes due 2017 that have been registered under the Securities Act (the “New Notes”). The form and terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except that the New Notes are registered under the Securities Act and the transfer restrictions under federal and state securities laws and registration rights applicable to the Old Notes do not apply to the New Notes.

Exchange Offer	Subject to the terms and conditions set forth in this prospectus, we are offering to exchange up to $195,176,000 principal amount of the outstanding Old Notes for a like principal amount of the New Notes. You may tender Old Notes only in denominations of $1,000 and integral multiples thereof. We will issue the New Notes promptly after the expiration of the Exchange Offer. In order to be exchanged, an Old Note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the Exchange Offer, all Old Notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, there is $195,176,000 aggregate principal amount of Old Notes outstanding. The Old Notes were issued under the Senior Indenture, dated as of June 7, 2005, between the Company and U.S. Bank National Association (the “Trustee”), as successor trustee to Wells Fargo Bank, NA (the “Senior Indenture”) and the officers’ certificate under which we designated the terms of the notes pursuant to the Senior Indenture. If all outstanding Old Notes are tendered for exchange, there will be $195,176,000 principal amount of New Notes (that have been registered under the Securities Act) outstanding after this Exchange Offer.

Accrued Interest On the New Notes and Old Notes	The New Notes will bear interest from January 4, 2013. If your Old Notes are accepted for exchange, you will receive interest on the New Notes and not on the Old Notes, provided that you will receive interest on the Old Notes and not the New Notes if and to the extent the record date for such interest payment occurs prior to completion of the Exchange Offer. Any Old Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Withdrawal Rights	Tenders may be withdrawn at any time before 11:59 p.m., New York City time, on the Expiration Date (the “Withdrawal Date”). See “The Exchange Offer—Withdrawal Rights.”

Expiration Date; Tenders

The Exchange Offer will expire at 11:59 p.m., New York City time, on                     , 2013, which is the twentieth business day of the offering period, unless we extend the period of time during which the Exchange Offer is open. In the event of any material change in the offer, we will, to the extent required by applicable law, extend the period of time during which the Exchange Offer is open, if necessary, so that at least five business days remain in the Exchange Offer period following notice of the material change. By signing or agreeing to be bound by the Letter of Transmittal, you will represent, among other things, that:

•	you are not our affiliate;

•	you are not a broker-dealer tendering Old Notes that you acquired in exchange for securities acquired directly from us for your own account;

•	the Old Notes being exchanged have been, and any New Notes to be received by you will be, acquired in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in, and are not engaged in and do not intend to engage in, the distribution, within the meaning of the Securities Act, of the New Notes in violation of the provisions of the Securities Act; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes. For further information regarding resales of the New Notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

If we decide for any reason not to accept any Old Notes you have tendered for exchange, those Old Notes will be returned to you without cost promptly after the expiration or termination of the Exchange Offer. See “Exchange Offer—Procedures for Tendering Old Notes” for a more complete description of the tender provisions.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive in our sole discretion. If we materially change the terms of the Exchange Offer, we will, to the extent required by applicable law, resolicit tenders of the Old Notes and extend the Exchange Offer period if necessary so that at least five business days remain in the Exchange Offer period following notice of any such material change. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the Exchange Offer.

Denominations on New Notes	The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

Certain U.S. Federal Income Tax Consequences	Your exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds; Expenses	We will not receive any proceeds from the issuance of New Notes in the Exchange Offer. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers.

Exchange Agent	Global Bondholder Services Corporation is serving as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. The address and telephone number of the Exchange Agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Procedures for Tendering Old Notes	A tendering holder must, at or prior to the Expiration Date:

•

transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent at the address listed in this prospectus; or

•

if Old Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the Exchange Agent at the address listed in this prospectus.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Holders	If you wish to participate in the Exchange Offer and your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through DTC, you may do so through the automated tender offer program, or “ATOP,” of DTC. By participating in the Exchange Offer through ATOP, you will agree to be bound by the Letter of Transmittal that we are providing with this prospectus as though you had signed the Letter of Transmittal. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Accounting Treatment	For accounting purposes, we will recognize no gain or loss as a result of the Exchange Offer. The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. The costs of the Exchange Offer will be amortized over the life of the New Notes.

Consequences of Failure to Exchange	If you do not exchange your Old Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your Old Notes will continue to accrue interest, they will generally retain no rights under the Registration Rights Agreement and will remain outstanding and continue to be subject to their existing terms. We currently do not intend to register the Old Notes for resale under the Securities Act. Under some circumstances, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer or who would not be able to freely sell New Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligations to file a shelf registration statement with respect to the Old Notes, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange the Old Notes” and “Registration Rights Agreement.”

Acceptance of Old Notes and Delivery of New Notes	Subject to our right to terminate the Exchange Offer and the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not validly withdrawn before 11:59 p.m., New York City time, on the Expiration Date. The New Notes will be delivered promptly after the Expiration Date. See “The Exchange Offer—Terms of the Exchange Offer.”

Regulatory Requirements	Following the effectiveness of the registration statement covering the Exchange Offer by the SEC, no other material federal regulatory requirement must be complied with in connection with this Exchange Offer.

Resales	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that New Notes issued under this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes who is an affiliate of ours or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker dealer who purchased the Old Notes from us for its own account and not as a result of market-making or trading activities, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no action letters, (ii) will not be entitled to tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Risk Factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should consider carefully before deciding to participate in the Exchange Offer.

Summary of the New Notes

The following is a summary of the terms of the New Notes. The form and terms of the New Notes are substantially identical in all material respects to those of the Old Notes except that the New Notes are registered under the Securities Act and the transfer restrictions under federal and state securities laws and registration rights applicable to the Old Notes do not apply to the New Notes. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the New Notes, see the section of this prospectus entitled “Description of New Notes.”

Issuer	Radian Group Inc.

Notes Offered	$195,176,000 aggregate principal amount of Senior Notes due 2017.

Maturity Date	June 15, 2017.

Interest Rate	The unpaid principal amount of the New Notes will bear interest at a rate of 9.000% per annum, until paid or duly provided for. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest will accrue from, and including, January 4, 2013, and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2013, provided, however, that to the extent the record date for an interest payment on the Old Notes occurs prior to completion of the Exchange Offer, interest will accrue from the last interest payment date on which interest was paid on the Old Notes.

Ranking	The New Notes will be the direct, unsecured obligations of Radian Group and will rank equally in right of payment with each other and with all other existing and future unsecured and unsubordinated indebtedness of Radian Group, including any Old Notes that remain outstanding after the Exchange Offer. Radian Group currently has approximately $780 million of indebtedness outstanding.

The New Notes will be effectively subordinated to all of the secured indebtedness of Radian Group to the extent of the assets securing such indebtedness. We currently have no secured indebtedness for borrowed money. The New Notes will also be structurally subordinated to all of the secured and unsecured indebtedness and other liabilities of our subsidiaries. As of September 30, 2012, our subsidiaries had approximately $137.9 million face value of indebtedness outstanding (exclusive of claims with respect to insured policies and trade payables) that would effectively rank senior to the New Notes.

The Senior Indenture governing the New Notes does not limit the amount of additional indebtedness that we may incur.

Optional Redemption	We may redeem the New Notes, in whole or in part, at our option at any time or from time to time prior to maturity at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the New Notes to be redeemed and (ii) the make-whole amount, which is the present value of the New Notes discounted at the Treasury Rate plus 50 basis points, plus, in each case, accrued interest thereon to the redemption date. See “Description of New Notes—Optional Redemption.”

Covenants	The Senior Indenture governing the New Notes contains limited covenants for your benefit. These covenants restrict our ability to, among other things, create liens on any capital stock of our designated subsidiaries (as defined under “Description of New Notes”) or engage in sales of the capital stock of our designated subsidiaries. See “Description of New Notes—Certain Covenants.”

Form and Denomination	The New Notes will be issued in fully registered form in minimum denominations of $1,000 and integral multiples thereof. The New Notes will be represented by one or more global securities of the same series in definitive, fully registered form, deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, as Depository. Except in the limited circumstances described herein, New Notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, New Notes in certificated form. See “Description of New Notes—Book-Entry; Delivery and Form.”

No Listing of the New Notes	We do not intend to apply to list the New Notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The New Notes will generally be freely transferrable but will be a new issue of securities for which there will not initially be a public market. Accordingly, we cannot provide assurance as to the development or liquidity of any market for the New Notes.

Further Issuances	We may, from time to time, without notice to or the consent of the holders or the beneficial owners of the New Notes, create and issue additional notes having the same terms as the New Notes in all respects (except for the issue date, issue price, payment of interest accruing prior to the issue date of the notes and, in some cases, the initial interest payment date of the notes), so that such additional notes may be consolidated and form a single series with the New Notes. If the additional notes are not fungible with the previously outstanding New Notes for United States (“U.S.”) federal income tax purposes, such additional notes will have a separate CUSIP number.

Governing Law	The Senior Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association.

Risk Factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should consider carefully before deciding to participate in the Exchange Offer and invest in the New Notes.

Summary Selected Historical Financial Information

The following table sets forth our summary selected historical financial information. The summary selected historical financial information as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, are derived from the five-year financial summary contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus. The selected historical financial information as of and for the periods ended September 30, 2012 and 2011 are derived from our Quarterly Report on Form 10-Q for the quarterly periods ended September 30, 2012 and 2011. Historical results are not necessarily indicative of the results that may be expected for any future period. The summary selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012, which are incorporated by reference herein, and our audited consolidated financial statements and unaudited consolidated interim financial statements, and the related notes thereto, incorporated by reference herein. See “Available Information.”

Dollars in millions (except per share data)
Years ended December 31,	2011	2010	2009	2008	2007
Consolidated Statements of Operations
Net premiums earned-insurance	$756.0	$825.7	$825.9	$971.8	$912.3
Net investment income	163.5	178.8	214.2	263.0	256.1
Net gains (losses) on investments	202.2	139.9	257.1	(109.8)	63.0
Net impairment losses recognized in earnings	(1.2)	(0.1)	(9.3)	(55.2)	(9.4)
Change in fair value of derivative instruments	628.4	(558.7)	100.0	710.9	(1,214.4)
Net gains (losses) on other financial instruments	193.3	(211.7)	(88.6)	15.5	—
Gain on sale of affiliate	—	34.8	—	—	181.7
Other income	5.6	8.7	14.0	11.7	11.7
Total revenues	1,947.8	417.5	1,313.4	1,808.0	201.0
Provision for losses	1,296.5	1,739.2	1,337.6	2,205.3	1,308.1
Change in reserve for premium deficiency	(7.1)	(14.6)	(61.5)	(108.8)	195.6
Policy acquisition costs	52.8	53.5	63.0	136.4	113.2
Other operating expenses	175.8	191.9	203.8	255.5	183.5
Interest expense	61.4	41.8	46.0	53.5	53.0
Equity in net income (loss) of affiliates	0.1	14.7	33.2	59.8	(416.5)
Pretax income (loss)	368.5	(1,579.7)	(242.3)	(674.1)	(2,068.9)
Net income (loss)	302.2	(1,805.9)	(147.9)	(410.6)	(1,290.3)
Diluted net income (loss) per share(1)	2.26	(15.74)	(1.80)	(5.12)	(16.22)
Cash dividends declared per share	0.01	0.01	0.01	0.045	0.08
Average shares outstanding-diluted	133.9	114.7	81.9	80.3	79.6

Consolidated Balance Sheets
Total assets	6,656.8	7,620.9	8,057.2	8,116.1	8,210.2
Total investments	5,783.6	6,628.9	6,137.2	5,981.6	6,411.0
Unearned premiums	637.4	686.4	823.6	916.7	1,094.7
Reserve for losses and LAE	3,310.9	3,596.7	3,579.0	3,224.5	1,598.8
Reserve for premium deficiency	3.6	10.7	25.4	86.9	195.6
Long-term debt and other borrowings	818.6	964.8	698.2	857.8	953.5

VIE debt	228.2	520.1	296.1	160.0	—
Derivative liabilities	$126.0	$723.6	$238.7	$519.3	$1,305.7
Stockholders’ equity	1,182.3	859.8	2,005.0	2,030.7	2,720.7
Book value per share	8.88	6.46	24.22	25.06	33.83
Selected Ratios—Mortgage Insurance(2)
Loss ratio	189.8%	234.0%	179.6%	250.4%	143.5%
Expense ratio	24.7	24.0	23.2	29.3	22.4
Combined ratio	214.5%	258.0%	202.8%	279.7%	165.9%
Selected Ratios—Financial Guaranty(2)
Loss ratio	3.5%	9.8%	36.2%	52.7%	50.2%
Expense ratio	80.3	78.9	101.2	67.6	48.2
Combined ratio	83.8%	88.7%	137.4%	120.3%	98.4%
Other Data—Mortgage Insurance
Primary new insurance written	15,510	11,558	16,969	32,513	57,132
Direct primary insurance in force	126,185	129,566	144,268	155,239	143,066
Direct primary risk in force	30,692	31,461	33,765	34,951	31,622
Total pool risk in force	2,068	2,453	2,698	2,950	3,004
Total non-traditional risk in force(3)	214	455	1,000	5,119	10,511
Persistency (12 months ended)	85.4%	81.8%	82.0%	85.8%	75.4%
Other Data—Financial Guaranty(4)
Net par outstanding	69,189	78,756	87,420	100,726	116,022
Net debt service outstanding	88,203	101,169	110,208	138,431	164,347
Ratio of net (loss) earnings to fixed charges(6)	6.8x	(5)	(5)	(5)	(5)

(1)	Diluted net (loss) income per share and average share information in accordance with the accounting standard regarding earnings per share.
(2)	Calculated using amounts determined under GAAP, using provision for losses to calculate the loss ratio and policy acquisition costs and other operating expenses, excluding merger expenses in 2007, to calculate the expense ratio as a percentage of net premiums earned. The 2008 expense ratio for our mortgage insurance segment includes the write-off of $50.8 million of deferred policy acquisition costs as a result of the establishment of a first-lien premium deficiency reserve. The financial guaranty expense ratio increased due to our discontinuation of new business writings in 2008 and the recaptures of reinsurance business by certain of our primary reinsurance customers noted in (4) below.
(3)	Consists mostly of international insurance risk, second-lien mortgage insurance risk and other structured mortgage-related insurance risk.
(4)	Reflects the recaptures of reinsurance business by certain of our financial guaranty ceding companies in 2008 and 2009.
(5)	In 2010, 2009, 2008 and 2007, earnings were not adequate to cover fixed charges in the amount of $(1,521,450), $(215,960), $(642,423) and $(1,545,048), respectively.
(6)	Interest on tax accruals that are non-third party indebtedness is excluded from the calculation. See “RATIO OF EARNINGS TO FIXED CHARGES” elsewhere in this prospectus.

(Dollars in millions)
As of September 30,	2012	2011
Investment in subsidiaries, at equity in net assets	$1,412.2	$1,408.1
Total assets	1,714.5	2,196.6
Total long term debt	659.1	814.9
Total liabilities	799.2	908.2
Total stockholders’ equity	915.3	1,288.4
Total liabilities and stockholders’ equity	1,714.5	2,196.6

RISK FACTORS

Investing in the New Notes involves risks. Please see the risk factors described in “Item 1A. Risk Factors” beginning on page 61 of our Annual Report on Form 10-K for the year ended December 31, 2011, “Item 1A. Risk Factors” beginning on page 124 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and “Item 1A. Risk Factors” beginning on page 131 of our Quarterly Report for the quarter ended September 30, 2012, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to the Exchange Offer

Some holders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the New Notes it receives in exchange for Old Notes in the Exchange Offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their New Notes.

You must comply with the Exchange Offer procedures in order to receive the New Notes.

The New Notes will be issued in exchange for the Old Notes only after you have properly completed and duly executed a Letter of Transmittal, with any required signature guarantee or, in the case of a book-entry transfer, an agent’s message in lieu of such Letter of Transmittal, and any other required documents that must be received by the Exchange Agent, at the address set forth under the heading “The Exchange Offer—Exchange Agent.” In addition, a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. Neither we nor the Exchange Agent is under any duty to notify you of any defects or irregularities with respect to the tenders of Old Notes for exchange, and no one will be liable for failing to provide such notification. Old Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to their existing terms. You should refer to “The Exchange Offer” for information about how to tender your Old Notes.

The trading market for unexchanged Old Notes could be limited.

The trading market for unexchanged Old Notes could become significantly more limited after the Exchange Offer due to the reduction in the amount of Old Notes outstanding upon consummation of the Exchange Offer. Therefore, if your Old Notes are not exchanged for New Notes in the Exchange Offer because you do not participate in the Exchange Offer or because your Old Notes are tendered but not accepted, it may become more difficult for you to sell or otherwise transfer your Old Notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the Old Notes. There is a risk that an active trading market in the unexchanged Old Notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged Old Notes may trade in the future.

Risks Related to the New Notes

Because the New Notes will be issued by Radian Group, which is a holding company, the New Notes will be structurally subordinated to the obligations of our subsidiaries.

Radian Group is a holding company whose assets primarily consist of the capital stock of its subsidiaries. Because Radian Group is a holding company, holders of the New Notes will have a junior position to the claims of creditors of its subsidiaries on their assets and earnings. As is the case with the Old Notes, the New Notes will be unsecured and unsubordinated obligations and will:

•

rank equally in right of payment with all of our other unsecured and unsubordinated senior indebtedness, including any Old Notes that remain outstanding after the Exchange Offer and any other senior unsecured indebtedness issued under the indenture under which the New Notes will be issued;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries; and

•	not be guaranteed by any of our subsidiaries.

Currently, the aggregate amount of Radian Group’s outstanding indebtedness is approximately $780 million, of which none is secured. All of this unsecured indebtedness (less that amount of any Old Notes exchanged for New Notes) would rank equally in right of payment with the New Notes. All obligations (including insurance obligations) of our subsidiaries would be effectively senior to the New Notes. As of September 30, 2012, our subsidiaries had approximately $137.9 million face value of indebtedness (exclusive of claims with respect to insured policies and trade payables) that would effectively rank senior to the New Notes.

Furthermore, in the event of insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used first to satisfy claims of policyholders and creditors of the subsidiary rather than Radian Group’s creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of Radian Group’s subsidiaries would adversely impact its financial condition and possibly impair its ability to meet its obligations on the New Notes. In addition, any liquidation of the assets of Radian Group’s subsidiaries to satisfy claims of such subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to Radian Group. The ability of Radian Guaranty, and other insurance subsidiaries of Radian Group, to declare and pay dividends to Radian Group are subject to among other things, various conditions imposed by the insurance regulations of the states where they are domiciled, by Freddie Mac and Fannie Mae, and by certain rating agencies (to avoid a downgrade). As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

Furthermore, although we have entered into tax- and expense-sharing agreements with certain of our principal subsidiaries that require those subsidiaries to pay their share of holding company expenses, including interest payments on our outstanding long-term debt, our subsidiaries have no direct obligation to pay the premium or interest on, or the principal or redemption price of the New Notes. Additionally, these expense-sharing arrangements have been approved by applicable state insurance departments and such approval may be modified or revoked at any time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Capital Resources and Liquidity—Regulatory Restrictions” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each of which is incorporated herein by reference. Any inability to pay dividends would further impair Radian Group’s ability to satisfy its obligations under the New Notes.

The indenture under which the New Notes will be issued will contain only limited protection for holders of the New Notes in the event Radian Group is involved in certain transactions, including a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, in the future.

The indenture under which the New Notes will be issued may not sufficiently protect holders of New Notes in the event Radian Group is involved in certain transactions, including a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture will not contain any provisions restricting Radian Group’s ability to:

•	incur additional debt, including debt senior in right of payment to the New Notes;

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on Radian Group’s ability to consolidate, merge or sell all or substantially all of its assets and its ability to sell the stock of certain subsidiaries);

•	enter into transactions with affiliates;

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to Radian Group from its subsidiaries.

Additionally, the indenture will not require Radian Group to offer to purchase the New Notes in connection with a change of control or require that Radian Group adhere to any financial tests or ratios or specified levels of net worth. Radian Group’s ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the New Notes could have the effect of diminishing Radian Group’s ability to make payments on the New Notes when due.

An adverse rating of the notes, or a downgrade or potential downgrade of our credit ratings, may cause the trading price of the notes to fall.

We do not expect to seek a rating on the notes; however, if a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price or liquidity of the notes could significantly decline. A downgrade or potential downgrade of our credit ratings may also cause the trading price of the notes to fall. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

An active trading market for the New Notes may not develop.

There is no existing trading market for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through any automated dealer quotation system. Even if a trading market for the New Notes develops, the liquidity of any market for the New Notes will depend upon the number of holders of the New Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the New Notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market, if any, for the New Notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your New Notes.

We cannot assure you as to the market price for the New Notes; therefore, you may suffer a loss.

We cannot assure you as to the market price for the New Notes. If you are able to resell your New Notes, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the New Notes;

•	our credit ratings or the ratings of our insurance subsidiaries’ financial strength and claims paying ability published by major credit ratings agencies;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the repayment and redemption features of the New Notes; and

•	the time remaining until the New Notes mature.

As a result of these and other factors, you may be able to sell your New Notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

We may redeem your New Notes at our option, which may adversely affect your return.

We may redeem the New Notes, in whole or in part, at our option at any time or from time to time. Prevailing interest rates at the time we redeem the New Notes may be lower than the interest rate on the New Notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the New Notes. See “Description of New Notes—Optional Redemption” for a more detailed description of the conditions under which we may redeem the New Notes.

Risks Related to the Company and its Business

Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty’s ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.

We and our insurance subsidiaries are subject to comprehensive, detailed regulation by the insurance departments in the states where our insurance subsidiaries are licensed to transact business. These regulations are principally designed for the protection of our insured policyholders rather than for the benefit of investors. Insurance laws vary from state to state, but generally grant broad supervisory powers to state agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company’s ability to write new business.

The GSEs and state insurance regulators impose various capital requirements on our insurance subsidiaries. These include risk-to-capital ratios, risk-based capital measures and surplus requirements that potentially limit the amount of insurance that each of our insurance subsidiaries may write. The GSEs and our state insurance regulators also possess significant discretion with respect to our insurance subsidiaries. Our failure to maintain adequate levels of capital, among other things, could lead to intervention by the various insurance regulatory authorities or the GSEs, which could materially and adversely affect our business, business prospects and financial condition.

Under state insurance regulations, Radian Guaranty is required to maintain minimum surplus levels and, in certain states, a minimum amount of statutory capital relative to the level of net risk in force (“RIF”), or “risk-to-capital.” Sixteen states (the risk-based capital or “RBC States”) currently impose a statutory or regulatory risk-based capital requirement (the “Statutory RBC Requirement”), the most common of which requires that a mortgage insurer’s risk-to-capital ratio not exceed 25 to 1. In the RBC States that do not impose a risk-to-capital requirement, Radian Guaranty is required to maintain a minimum policyholder position (the “MPP Requirement”). Unless an RBC State grants a waiver or other form of relief, if a mortgage insurer is not in compliance with the Statutory RBC Requirement of an RBC State, it may be prohibited from writing new mortgage insurance business in that state. Radian Guaranty’s domiciliary state, Pennsylvania, is not one of the RBC States. In 2011, and during the nine months ended September 30, 2012, the RBC States accounted for approximately 50.5% and 54.7%, respectively, of Radian Guaranty’s total primary new insurance written.

As a result of ongoing losses, Radian Guaranty’s risk-to-capital ratio has increased. As of September 30, 2012, Radian Guaranty’s risk-to-capital ratio was to 20.1 to 1. The ultimate amount of losses we incur and the timing of these losses will depend, in part, on general economic conditions and other factors, including the health of credit markets, home prices and unemployment rates, all of which are difficult to predict and beyond our control. Based on our current projections, we expect Radian Guaranty’s risk-to-capital ratio to increase over time. Absent any further risk-to-capital support, we expect Radian Guaranty to exceed the 25 to 1 risk-to-capital ratio requirement during 2013. Further, it is possible that Radian Guaranty’s policyholder position may have fallen below the MPP Requirement in two states as of the end of 2012. Each of these MPP States has issued to Radian Guaranty a waiver of its MPP Requirement. These waivers will allow Radian Guaranty to continue writing new business in these states regardless of whether the MPP Requirement has been met.

Our mortgage insurance incurred losses are driven primarily by new mortgage insurance defaults and adverse developments in the assumptions used to determine our loss reserves. Establishing loss reserves in our businesses requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. This judgment has been made more difficult in the current period of prolonged economic uncertainty. Our estimate of the rate at which we expect defaults will ultimately result in paid claims (the “default to claim rate”) is a significant assumption in our reserving methodology. Our assumed aggregate weighted average default to claim rate (which incorporates the expected impact of rescissions and denials) was approximately 43% as of December 31, 2011, and 46% as of September 30, 2012. Assuming all other factors remain constant, for each one percentage point increase in our aggregate weighted average default to claim rate as of September 30, 2012, incurred losses would increase by approximately $56 million. Radian Guaranty’s statutory capital would be reduced by the after-tax impact of these incurred losses. Our level of incurred losses is also dependent on our estimate of anticipated rescissions and denials, including our estimate of the likely number of successful challenges to previously rescinded policies or claim denials, among other assumptions. If the actual losses we ultimately realize are in excess of the loss estimates we use in establishing loss reserves, we may be required to take unexpected charges to income, which could adversely affect Radian Guaranty’s statutory capital position.

If Radian Guaranty is not in compliance with a state’s applicable Statutory RBC Requirement, it may be prohibited from writing new business in that state until it is back in compliance or it receives a waiver of or similar relief from the requirement from the applicable state insurance regulator, as discussed in more detail below. In those states that do not have a Statutory RBC Requirement, it is not clear what actions the applicable state regulators would take if a mortgage insurer fails to meet the Statutory RBC Requirement established by another state. Accordingly, if Radian Guaranty fails to meet the Statutory RBC Requirement in one or more states, it could be required to suspend writing business in some or all of the states in which it does business. In addition, the GSEs and our mortgage lending customers may decide not to conduct new business with Radian Guaranty (or may reduce current business levels) or impose restrictions on Radian Guaranty while its capital position remained at such levels. The franchise value of our mortgage insurance business would likely be significantly diminished if we were prohibited from writing new business or restricted in the amount of new business we could write in one or more states.

Radian Guaranty’s capital position also is dependent on the performance of our financial guaranty portfolio. During the third quarter of 2008, we contributed our ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the successful run-off of our financial guaranty business. Any decrease in the statutory capital in our financial guaranty business would therefore have a negative impact on Radian Guaranty’s capital position and its ability to remain in compliance with the Statutory RBC Requirements. If our financial guaranty portfolio performs worse than anticipated, including if we are required to establish (or increase) statutory reserves on defaulted obligations that we have insured, or if we make net commutation payments to terminate insured financial guaranty obligations in excess of the then established statutory reserves for such obligations, the statutory capital of Radian Guaranty also would be negatively impacted.

We actively manage Radian Guaranty’s capital position in various ways, including: (1) through internal and external reinsurance arrangements; (2) by seeking opportunities to reduce our risk exposure through commutations or other negotiated transactions; (3) by contributing additional capital from Radian Group to our mortgage insurance subsidiaries; and (4) by realizing gains in our investment portfolio through open market sales of securities. Radian

Group had unrestricted cash and liquid investments of $368.3 million as of September 30, 2012, which amount includes approximately $38.7 million of future expected corporate expenses and interest payments that have been accrued for and paid by certain subsidiaries to Radian Group as of that date. Radian Group currently has $79.4 million of outstanding debt due in February 2013, $54.8 million of outstanding debt due in 2015, $195.2 million of outstanding debt due in June 2017 and an additional $450 million of convertible debt due in November 2017. Our remaining available liquidity may be used to further support Radian Guaranty’s risk-to-capital position. Depending on the extent of our future statutory incurred losses in our mortgage insurance subsidiaries and in Radian Asset Assurance, as well as the level of new insurance written and other factors, the amount of capital contributions required for Radian Guaranty to remain in compliance with the Statutory RBC Requirements could be substantial and could exceed amounts available at Radian Group.

Our ability to continue to reduce Radian Guaranty’s risk through affiliated reinsurance arrangements may be limited. These arrangements are subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. In addition, certain of these affiliated reinsurance companies currently are operating at or near minimum capital levels and have required, and may continue to require, additional capital contributions from Radian Group in the future. One of these affiliated insurance companies, which provides reinsurance to Radian Guaranty for coverage in excess of 25% of certain loans insured by Radian Guaranty, is a sister company of Radian Guaranty, and therefore, any contributions to this insurer would not be consolidated with Radian Guaranty’s capital for purposes of calculating Radian Guaranty’s risk-to-capital position. In addition, we must obtain prior approval from one or both of the GSEs to enter into new, or to modify existing, reinsurance arrangements. If we are limited in, or prohibited from, using reinsurance arrangements to reduce Radian Guaranty’s risk, it would adversely affect Radian Guaranty’s risk-to-capital position.

In order to maximize our financial flexibility, we have applied for waivers or similar relief for Radian Guaranty in each of the RBC States. Of the 16 RBC states, New York does not possess the regulatory authority to grant waivers and Iowa, Kansas and Ohio have declined to grant waivers to Radian Guaranty. In addition, Oregon has indicated that it will not consider our waiver application until such time that Radian Guaranty has exceeded its Statutory RBC Requirement, and we have a waiver application pending in Idaho. Radian Guaranty has received waivers or similar relief from the ten remaining RBC States: Illinois, Kentucky, Wisconsin, Arizona, Missouri, New Jersey, North Carolina, California, Florida and Texas. The waivers in Illinois, California, New Jersey and Florida expired at the end of 2012, and we currently are pursuing a renewal of these waivers. Certain of the existing waivers contain conditions, including requirements that Radian Guaranty’s risk-to-capital ratio may not exceed a revised maximum ratio, ranging from 30 to 1 up to 35 to 1. There can be no assurance that: (1) Radian Guaranty will be granted a waiver in Idaho or Oregon, the remaining RBC States, or a renewal of the waivers that have expired in Illinois, California, New Jersey and Florida; (2) for any waiver granted, such regulator will not revoke or terminate the waiver, which the regulator generally has the authority to do at any time; (3) for any waiver granted, it will be renewed or extended after its original expiration date; or (4) additional requirements will not be imposed as a condition to such waivers or their renewal or extension and, if so, whether we will be able to comply with such conditions.

In addition to filing for waivers in the RBC States, we intend to write new first-lien mortgage insurance business in Radian Mortgage Assurance Inc. (“RMAI”) in any RBC State that does not permit Radian Guaranty to continue writing insurance while it is out of compliance with applicable Statutory RBC Requirements. RMAI is a wholly-owned subsidiary of Radian Guaranty and is licensed to write mortgage insurance in each of the fifty states and the District of Columbia. Fannie Mae has approved RMAI to write new mortgage insurance business in any RBC State where Radian Guaranty would be prohibited from writing new business if it were not in compliance with the state’s Statutory RBC Requirement, without a waiver or other similar relief (the “Fannie Mae Approval”). The Fannie Mae Approval expires on December 31, 2013. Freddie Mac also has approved RMAI as a limited mortgage insurer to write business in those RBC States for which we have been denied a waiver. On December 20, 2012, Freddie Mac amended this approval to extend it for an additional one year period that will expire on December 31, 2013 (the “Freddie Mac Approval,” and together with the Fannie Mae Approval, the “GSE Approvals”). Pursuant to the Freddie Mac Approval, RMAI currently is eligible to write business in New York, Ohio, Iowa, Kansas, and, subject to certain conditions, Oregon and Idaho.

The GSE Approvals are temporary and are conditioned upon our compliance with a broad range of conditions and restrictions, including without limitation, minimum capital and liquidity requirements, a maximum risk-to-capital ratio of 20 to 1 for RMAI, restrictions on the payment of dividends and restrictions on affiliate transactions involving Radian Guaranty or RMAI. Under the GSE Approvals, Radian Group is required to contribute $50 million of additional capital to RMAI (under the current terms of the Fannie Mae Approval, any contributions from Radian Guaranty to RMAI must be made on or before February 27, 2013), if Radian Guaranty fails to comply with applicable Statutory RBC Requirements. The Freddie Mac Approval also includes a condition specifying the time frame by which Radian Guaranty will evaluate and resolve claims. There can be no assurance that: (1) we will be able to comply with the conditions imposed by the GSEs’ approval for RMAI; (2) the GSEs will not revoke or terminate their approvals, which they generally have the authority to do at any time; (3) the approvals will be renewed or extended after their expiration dates; or (4) additional requirements will not be imposed as a condition to such on-going approvals, including their renewal or extension.

The GSE Approvals are limited to the RBC States. It is possible that if Radian Guaranty were not able to comply with the Statutory RBC Requirements of one or more states, the insurance regulatory authorities in states other than the RBC States could prevent Radian Guaranty from continuing to write new business in such states. If this were to occur, we would need to seek approval from the GSEs to expand the scope of their approvals to allow RMAI to write business in states other than the RBC States.

Our existing capital resources may not be sufficient to successfully manage Radian Guaranty’s capital position. Our ability to utilize waivers and RMAI to continue to write business if Radian Guaranty’s capital position is not in compliance with Statutory RBC Requirements is subject to conditions that we may be unable to satisfy. As a result, even if we are successful in implementing this strategy, additional capital contributions or other risk-to-capital support or relief could be necessary, which we may not have the ability to provide. Further, regardless of the waivers and the GSEs’ approval of RMAI, we may choose to use our existing capital at Radian Group to maintain compliance with the Statutory RBC Requirements. Depending on the extent of our future incurred losses along with other factors, the amount of capital contributions that may be required to maintain compliance with the Statutory RBC Requirements could be significant and could exceed all of our remaining available capital. In the event we contribute a significant amount of Radian Group’s available capital to Radian Guaranty and RMAI, our financial flexibility would be significantly reduced, making it more difficult for Radian Group to meet its obligations in the future, including future principal payments on our outstanding debt.

We have incurred significant losses on our insured products as a result of the economic downturn that began in 2007 and we expect to incur significant additional losses in the future.

As a seller of credit protection, our results are subject to macroeconomic conditions and specific events that impact the credit performance of our underlying insured assets. Many of these conditions are beyond our control, including national and regional economic conditions, housing prices, unemployment levels, interest rate changes, the availability of credit, and other factors. The economic downturn that began in the United States in 2007, characterized by a dramatic decline in home prices, high unemployment, deteriorating credit performance of mortgage and other assets and reduced liquidity for many participants in the mortgage and financial services industries, has had, and continues to have, a negative impact on the operating environment and results of operations for our business segments. Our results of operations and financial condition during this period have been particularly affected by depreciating home values and high unemployment.

Since 2007, we have experienced high levels of defaults and claims in our mortgage insurance business, primarily driven by the poor performance of our insurance written from 2005 through 2008. High levels of unemployment and a broad decline in home prices have increased the likelihood that borrowers will default on their mortgages. In addition, falling home prices have increased the likelihood that borrowers will be unable to sell their homes, if necessary, in order to avoid default, and that borrowers with the ability to make their mortgage payments may voluntarily default on their mortgages when their mortgage balances exceed the value of their homes. We also believe that some borrowers may voluntarily default to take advantage of certain loan modification programs currently being offered or that may be offered in the future, which may reduce their mortgage payments. Falling home prices make it more difficult for us to mitigate our loss when a default occurs. See “Our loss mitigation strategies are less effective in markets where housing values fail to appreciate or continue to decline.”

At September 30, 2012, approximately 54% of our primary mortgage insurance risk in force was concentrated in 10 states, with the highest percentages being in California and Florida. As mortgage credit performance in Florida and California has deteriorated, given the size of these markets, our loss experience has been significantly affected and will continue to be negatively affected if conditions deteriorate further or fail to improve.

Our financial guaranty portfolio has also been negatively impacted by deterioration in the credit markets and the overall economy. See “Our financial guaranty portfolio has experienced deterioration as a result of general erosion in credit markets and the overall economy and is susceptible to further deterioration which could have a material adverse effect on the capital adequacy of Radian Guaranty.”

Although there has been some stabilization of the U.S. economy, it is difficult to predict with any degree of certainty if and when a full recovery of the economy will occur, including a meaningful reduction in unemployment and a broad and lasting recovery in the domestic housing market. As a result, there is a great deal of uncertainty regarding our ultimate loss performance, which we expect to depend primarily on the performance of our 2005 through 2008 vintage portfolios. The potential for prolonged difficult economic conditions, including rising or continued high unemployment rates and further deterioration in the housing market, may add further stress on the performance of our insured assets, which would negatively impact our financial condition and results of operations. As a result, we can provide no assurance if and when we may return to profitability.

In addition to the impact of housing and credit market conditions, our results of operations and financial condition could be negatively impacted by natural disasters or other catastrophic events, acts of terrorism, war or other severe conflicts, event-specific economic depressions or other negative economic conditions or harmful events in the regions, including in foreign countries, where we do business.

Our loss mitigation strategies are less effective in markets where housing values fail to appreciate or continue to decline.

The amount of mortgage insurance loss we suffer depends in part on the extent to which the home of a borrower who has defaulted on a mortgage can be sold for an amount that will the unpaid principal and interest on the mortgage and the expenses of the sale. In the event of a claim under our standard mortgage insurance policy, we generally have the option of paying the entire loss amount and taking title to a mortgaged property or instead paying our coverage percentage. In the past, we were able to take title to properties underlying certain defaulted loans and sell the properties quickly at prices that allowed us to recover some or all of our losses. In the current housing market, our ability to mitigate our losses in this manner has been significantly reduced. Further, in certain cases and subject to certain conditions, we consent to a sale of the property by the borrower for less than the amount needed to cover the borrower’s mortgage obligation (a “short sale”), which has the effect of reducing our ultimate claim payment obligation. If housing values fail to stabilize or decline further on either a broad geographic basis or in the regions where our business is concentrated, the frequency of defaulted loans resulting in claims under our policies could increase and our ability to mitigate our losses on defaulted mortgages through permissible short sales or resale of properties we acquire may continue to be significantly reduced, which could have a material adverse effect on our business, financial condition and results of operations.

A portion of our mortgage insurance risk in force consists of higher risk loans, such as high-loan-to-value (“LTV”) and non-prime loans, as well as pool mortgage insurance.

High-LTV Mortgages. We provide mortgage insurance on residential mortgage loans made mostly to home buyers who make down payments of less than 20% of the home’s purchase price. As a result, we typically insure loans where borrowers have less equity at risk at origination than borrowers who make larger down payments; therefore, with respect to this loan characteristic, the loans we insure have a higher propensity to default relative to the total mortgage market. In addition, of the mortgage loans that we have insured, 12.2% of our mortgage insurance total primary insurance in force at September 30, 2012 consisted of insurance on mortgage loans with LTVs at origination of greater than 95%. We believe mortgage loans with LTVs greater than 95%, absent other mitigating factors such as high Fair Isaac and Company (“FICO”) scores, default substantially more often than those with lower LTVs. In addition, when we are required to pay a claim on a higher LTV loan, it is generally more difficult to recover our costs from the underlying property, especially in areas with declining property values. Beginning in 2008, we altered our underwriting criteria to significantly reduce the number of new loans we are insuring with LTVs greater than 95% and we have adopted more stringent guidelines for loans with LTVs greater than 90%. While we believe these changes have improved the overall risk profile of our new business written, it is likely that our results of operations and financial condition will continue to be negatively impacted by the performance of our existing insured loans with high-LTVs, especially those loans originated in 2005 through 2008.

Non-Prime Loans. A large percentage of the mortgage insurance we wrote in years 2005 through 2008 and, consequently, our existing mortgage insurance risk in force, is related to non-prime loans. At September 30, 2012, our non-prime mortgage insurance risk in force, including Alternative-A (“Alt-A”), was approximately 12.6% of our total primary insurance risk in force. Historically, non-prime loans are more likely to result in claims than prime loans. In addition, our non-prime business, in particular Alt-A loans, tends to have larger loan balances relative to other loans, which often results in larger claims. We have experienced a significant number of loan defaults related to Alt-A loans originated in 2005 through 2008. These losses have occurred more rapidly and well in excess of historical loss patterns, and have contributed in large part to the significant increase in our provision for losses. Although currently we are not originating any new non-prime loans, if defaults and claim rates on our insured portfolio of non-prime loans remain elevated or continue to increase, our results of operations and financial condition will continue to be negatively affected.

Pool Mortgage Insurance. In the past, we offered pool mortgage insurance, which exposes us to an increased risk of greater loss severity on individual loans compared to primary mortgage insurance. Our pool mortgage insurance products generally cover all losses in a pool of loans up to our aggregate exposure limit, which generally is between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under pool mortgage insurance, we could be required to pay the full claim amount of every loan in the pool up to our aggregate exposure limits, rather than a percentage of the amount of each defaulted loan, as is the case with traditional primary mortgage insurance. At September 30, 2012, approximately 5.3% of our total mortgage insurance risk in force was attributable to pool mortgage insurance. Under most of our pool mortgage insurance policies, the property underlying a defaulted loan must be sold before a claim may be submitted to us. Therefore, in a weak housing market as currently exists, we expect to pay higher pool mortgage insurance claims when homes are sold after a prolonged period of home price depreciation, in particular when homes remain unsold for extended periods of time as is currently the case in many markets. Further declines in housing values could result in increases in the average claim size of our pool insured loans. Pool mortgage claims may continue to adversely affect our results of operations and could negatively impact our financial condition.

We insure adjustable rate loans that have resulted in significant losses and are expected to result in further losses.

At September 30, 2012, approximately 9.2% of our primary mortgage insurance risk in force consisted of ARMs, which include loans with negative amortization features, such as pay option ARMs. Our claim frequency on ARMs has been higher than on fixed-rate loans due to monthly payment increases that occur when interest rates rise or when the “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) expires. We consider a loan to be an ARM if the interest rate for that loan will reset at any point during the life of the loan. However, it has been our experience that ARMs with resets within five years from origination are more likely to result in a claim than longer-term ARMs. ARMs with resets within five years from origination represented approximately 3.8% of our total primary risk in force as of September 30, 2012. Approximately 12.5% of the ARMs that we insure had initial interest rate resets in 2012 and an additional 8.7% are scheduled to have initial interest rate resets in 2013.

At September 30, 2012, approximately 5.0% of our primary mortgage insurance risk in force consisted of interest-only mortgages (including approximately 2.2% of our primary mortgage insurance risk in force where the interest-only mortgages are ARMs), where the borrower pays only the interest on a mortgage for a specified period of time, usually five to ten years, after which the loan payment increases to include principal payments. We believe that, like ARMs, these loans are more likely to default because of possible “payment shocks” after the initial low payment period expires and because the borrower does not build equity as payments are made.

Reduced liquidity in the mortgage market, tighter underwriting standards, and declining home prices in many regions in the United States have combined to make it more difficult for many borrowers with ARMs and interest-only mortgages to refinance their mortgages into fixed-rate products. As a result, without available alternatives, many borrowers have defaulted when their interest rates reset to a higher rate or when principal becomes payable. Although there can be no assurance, the historically low level of interest rates in the current mortgage market may help to reduce the size of interest payment increases (and in some cases eliminate any increase) for loans resetting in the near future, but these loans will remain vulnerable to payments shocks if and when interest rates rise in the future.

In the long term, absent a change in the current lending environment or a positive impact from federal and private measures aimed at reducing defaults from adjustable rate resets, defaults related to these products may continue to increase. If this occurs, our results of operations and financial condition could be negatively affected.

Insurance rescissions and claim denials are not expected to continue at the increased levels we have been experiencing and a number of our lender customers are challenging our loss mitigation actions.

Since 2008, the amount of insurance we have rescinded due to fraud, misrepresentation, underwriting negligence or other non-compliance with our insurance policies has increased significantly. Likewise, the number of claims that we have denied has also increased, primarily due to the inability of our servicing customers to provide the loan origination file or other servicing records that are necessary for our review within the time periods required to perfect a claim.

These rescissions and denials have materially mitigated our paid losses and resulted in a significant reduction in our loss reserves. Our estimate of future expected rescissions and denials on defaulted loans reduced our loss reserves as of September 30, 2012, by approximately $477 million. During 2011 and the first nine months of 2012, we rescinded or denied approximately $645 million and $731 million, respectively, of first-lien claims submitted to us for payment (“submitted claims”), net of those loans for which we reinstated coverage following an initial rescission or denial decision, compared to approximately $800 million for 2010. Of the claims we rescinded or denied in 2011 and the first nine months of 2012, approximately $494 million and $621 million, respectively, related to claims from policies for which we were in a first loss position and with respect to which we would have paid the claim absent the rescission or denial, while approximately $151 million and $110 million, respectively, related to claims where we were in a second loss position. Although claims where we were in a second loss position may not have resulted in a claim payment obligation due to deductibles and other exposure limitations included in our policies, the rescissions and denials for these loans generally have had the effect of protecting the existing deductible or other exposure limitations in the transaction. The amounts referenced above also include a small amount of submitted claims that were subsequently withdrawn by the insured.

We do not expect that rescissions and denials will, in the longer-term, continue to mitigate paid losses at the same levels we have recently experienced, in particular as the 2005 through 2008 origination years continue to decrease as a total percentage of our insured portfolio. In addition, during the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master insurance policy with our lending customers (“Master Policy”) that limits our ability to rescind coverage on loans that meet the conditions in that endorsement.

As part of our claims review process, we assess whether defaulted loans were serviced appropriately in accordance with our insurance policies and servicing guidelines. To the extent a servicer has failed to satisfy its servicing obligations, our policies provide that we may curtail the claim payment for such default, and in certain circumstances, cancel coverage or deny the claim. In 2012, claim curtailments due to servicer noncompliance with our insurance policies and servicing guidelines have increased both in frequency and in amount, which has contributed to a reduction in the severity of our claim payments during this period. Further, we have identified a significant number of loans in our total defaulted portfolio (in particular, our older defaulted portfolio) for which “Appropriate Proceedings” (actions or proceedings such as foreclosure that provide the insured with title to the property) may not have been commenced within the outermost deadline in our master policy. We currently are in discussions with the servicers for these loans regarding this potential violation and our corresponding rights under the master policy. While we can provide no assurance regarding the outcome of these conversations or the ultimate resolution of these issues, it is possible that this matter could result in arbitration or legal proceedings. While we cannot give assurance regarding the extent or level at which such claim curtailments will continue, we expect this trend to continue for the immediate future in light of well publicized issues in the servicing industry and our existing portfolio of aged defaults.

Under our Master Policy, any suit or action arising from any right of the insured under the policy generally must be commenced within two years after such right arose and within three years for certain other policies, including certain pool insurance policies. We have faced an increasing number of challenges from certain lender customers regarding our insurance rescissions and claim denials, which have led us to reverse a number of our prior decisions regarding rescissions and denials. The total amount of first-lien claims submitted to us for payment that have been rescinded since January 1, 2009, and then subsequently were challenged (“rebutted”) by the lenders and policyholders, but not reinstated, for the period from January 1, 2009 through September 30, 2012, was $769 million. We are currently in active discussions with customers regarding a portion of these rescissions, as well as claims we have denied or curtailed. These discussions, if not resolved, could result in arbitration or judicial proceedings, which could be brought with respect to all rescissions, denials and claim curtailments that have been challenged by such customers.

On August 1, 2011, Radian Guaranty filed a lawsuit against Quicken Loans Inc. (“Quicken”) in the United States District Court for the Eastern District, seeking a declaratory judgment that Radian Guaranty properly rescinded mortgage insurance coverage under our Master Policy and delegated underwriting endorsement for approximately 221 home mortgage loans originated by Quicken based upon deficiencies and improprieties in the underwriting process. We may be unsuccessful in this proceeding, or other similar proceedings that may be brought with respect to rescissions, denials and claim curtailments, which may be costly and time consuming. Our rescission practices with respect to Quicken’s loans are the same as for other lenders and servicers. Therefore, any adverse result in the Quicken proceeding or other similar proceedings may adversely affect the outcome or ultimate result of rescissions involving other lenders and servicers.

In April 2011, Freddie Mac advised its servicers that they must obtain its prior approval for settlements of claims to rescind policies and Fannie Mae advised its servicers that they are prohibited from entering into such settlements. In addition, under the terms of the GSE Approvals, we may be required to obtain their prior consent for any settlements. There can be no assurance that the GSEs will approve any settlement agreements. The heightened risk of disputes with our customers regarding our increased rescissions, denials and claim curtailments could have a negative impact on our relationships with such customers or potential customers, including the potential loss of business and an increased risk of disputes and litigation.

The determination of our reserve for losses involves significant use of estimates with regard to the likelihood, magnitude and timing of a loss, including an estimate of the number of defaulted loans that will be successfully rescinded or denied. If the actual amount of rescissions and denials is significantly lower than our estimate, as a result of a greater than anticipated number of successful challenges to our rescissions and denials, litigation, settlements or other factors, or if the levels of rescission and denials decrease faster than we expect, our losses may materially increase, which could have a material adverse effect on our financial condition and results of operations. Similarly, if a significant amount of our claim curtailments are successfully challenged, it could result in our payment of additional claims, which could adversely affect our financial condition.

Because most of the mortgage loans that we insure are sold to Freddie Mac and Fannie Mae, changes in their charters or business practices could significantly impact our mortgage insurance business.

Freddie Mac and Fannie Mae are the beneficiaries of the majority of our mortgage insurance policies. Freddie Mac’s and Fannie Mae’s federal charters generally prohibit them from purchasing any mortgage with a loan amount that exceeds 80% of a home’s value, unless that mortgage is insured by a qualified insurer, the mortgage seller retains at least a 10% participation in the loan, or the seller agrees to repurchase or replace the loan in the event of a default. As a result, high-LTV mortgages purchased by Freddie Mac or Fannie Mae generally are insured with private mortgage insurance. Changes in the charters or business practices of Freddie Mac or Fannie Mae could reduce the number of mortgages they purchase that are insured by us and consequently diminish our franchise value. In particular, Freddie Mac and Fannie Mae have the ability to:

•

implement new eligibility requirements for mortgage insurers and alter or liberalize underwriting standards on low-down-payment mortgages they purchase (see “We could lose our eligibility status with the GSEs, causing Freddie Mac and Fannie Mae to decide not to purchase mortgages insured by us, which would significantly impair our mortgage insurance franchise.”);

•	alter the terms on which mortgage insurance coverage may be canceled before reaching the cancellation thresholds established by law;

•	establish and change the terms to be included in mortgage insurance policies for loans that they purchase;

•	require private mortgage insurers to perform activities intended to avoid or mitigate loss on insured mortgages that are in default;

•

establish and require changes to the amount of loan level delivery fees (which result in higher cost to borrowers) that the GSEs charge on loans that require mortgage insurance (see “Our mortgage insurance business faces intense competition.”);

•	intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders; and

•	influence a mortgage lender’s selection of the mortgage insurer providing coverage.

Some of Freddie Mac’s and Fannie Mae’s more recent programs require less insurance coverage than they historically have required, and they have the ability to further reduce coverage requirements, which could reduce the amount of mortgage insurance purchased and have an adverse effect on our business and revenues. For a number of years, the GSEs have had programs under which lenders could choose, for certain loans, a mortgage insurance coverage percentage that was the minimum required by the GSE’s charter, with the GSEs paying a lower price for these loans (“charter coverage”). In the second quarter of 2010, Fannie Mae broadly expanded the types of loans eligible for charter coverage. To the extent lenders selling loans to Fannie Mae choose charter coverage for loans that we insure, our revenues would likely be reduced.

The GSEs’ business practices may be impacted by their results of operations as well as legislative or regulatory changes governing their operations. In July 2008, an overhaul of regulatory oversight of the GSEs was enacted. The provisions contained within the Housing and Economic Recovery Act of 2008, encompass substantially all of the GSEs’ operations. This new law abolished the former regulator for the GSEs and created a new regulator, the FHFA, in addition to other oversight reforms.

In September 2008, the FHFA was appointed as the conservator of the GSEs to control and direct the operations of the GSEs. The continued role of the conservator may increase the likelihood that the business practices of the GSEs will be changed in ways that may have a material adverse effect on us. In particular, if the private mortgage insurance industry does not have the ability, due to capital constraints, to continue to write sufficient business to meet the needs of the GSEs, the GSEs may seek alternatives other than private mortgage insurance to conduct their business.

In February 2011, the U.S. Presidential administration (the “Administration”) delivered a report to the U.S. Congress with recommendations for reforming the U.S. housing finance market. As part of this report, the Administration recommended the winding down of the GSEs over a period of time, including by increasing pricing at the GSEs, reducing the size of loans that the GSEs may purchase, requiring borrowers to provide a 10% down payment for GSE loans, and decreasing the GSEs investment portfolios by at least 10% each year. In addition, the report encouraged the GSEs to pursue “additional credit-loss protection from private insurers and other capital providers” in order to increase the level of private capital in the housing finance system. These recommendations require legislative action in order to implement; thus, some of them have been and will continue to be the subject of significant Congressional focus and debate in the near future. As such, it is difficult to predict when Congressional action would be final and how long any associated phase-in period may last.

Since 2011, there have been numerous legislative proposals that are intended to wind down the GSEs in a piecemeal fashion. Among other changes, these bills, if ultimately enacted, would gradually reduce the GSEs’ maximum portfolio size, prohibit the GSEs from engaging in any new activities or businesses, and repeal the GSEs’ affordable housing goals. In addition, there were several comprehensive housing finance reform proposals introduced in Congress. Each of these proposals has been designed to eliminate the GSEs, while most of them would also replace the GSEs with a new mortgage financing system. The proposals vary greatly with regard to the government’s role in the housing market, and more specifically, with regard to the existence of an explicit or implicit government guarantee. Most of the proposals would maintain the current role of private mortgage insurance, while some of the proposals would provide for deeper mortgage insurance coverage. It is difficult to predict whether any of these proposals will become law or the impact any future legislation will have on our business and prospects.

The future structure of the residential housing finance system remains uncertain, including the impact of any such changes on our business. Although we believe that traditional private mortgage insurance will continue to play an important role in any future housing finance structure, it is reasonably possible that new federal legislation could reduce the level of private mortgage insurance coverage used by the GSEs as credit enhancement, or even eliminate the requirement altogether, which would reduce our available market and could adversely affect our mortgage insurance business.

Our financial guaranty portfolio has experienced deterioration as a result of general erosion in credit markets and the overall economy and is susceptible to further deterioration which could have a material adverse effect on the capital adequacy of Radian Guaranty.

During the third quarter of 2008, Radian Group contributed its ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization has provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the successful run-off of our financial guaranty business. If our financial guaranty portfolio performs significantly worse than anticipated, including if we are required to establish (or increase) statutory reserves on defaulted obligations that we have insured, or if we make net commutation payments to terminate insured financial guaranty obligations in excess of the then established statutory reserves for such obligations, the statutory capital of Radian Guaranty also would be negatively impacted. Any decrease in the capital support derived from our financial guaranty business could, therefore, lead to Radian Guaranty’s inability to continue to write new mortgage insurance business.

We have guaranteed structured finance obligations that expose us to a variety of complex credit risks, and indirectly, to market, political and other risks beyond those that generally apply to financial guarantees of public finance obligations. We have insured and reinsured certain asset-backed transactions and securitizations secured by one or a few classes of assets, such as residential mortgages, auto loans and leases and other consumer assets, both funded and synthetic. We have also insured obligations under credit default swaps (“CDSs”), including collateralized debt obligations (“CDOs”) of several asset classes, such as corporate debt, trust preferred securities (“TruPs”), residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and other asset-backed securities (“ABS”) obligations. We have experienced credit deterioration in our financial guaranty structured finance portfolio, particularly in our insured portfolio of TruPs CDOs, and CMBS CDOs, as a result of the general deterioration in the commercial real estate and credit markets and the overall economy. Losses associated with our structured finance insured portfolio are difficult to predict accurately and could have a material adverse effect on our financial condition and operating results, especially given the recent economic disruptions.

In addition to our structured finance risk, we have significant exposure to public finance obligations that also are susceptible to default in an economic downturn. Historically, our financial guaranty public finance business was focused on smaller, regional, lower investment-grade issuers and structures that were uneconomical for other financial guarantors to insure. As a result, compared to other monoline financial guarantors, a greater percentage of our total exposure is concentrated in sectors such as healthcare, long-term care and education, which have historically had higher default rates than other public finance sectors. These credits, which generally cover smaller, more rural and specialized issuers, tend to be lower rated and more susceptible to default in an economic downturn.

Our public finance insured portfolio continues to experience stress from the general economic downturn and slow economic recovery. More hospitals have been experiencing a decrease in patient revenues as a result of a significant decline in patient volumes, increased charity care and limited increases in commercial and government reimbursements. Many healthcare institutions are reporting that further expense reduction efforts are unrealistic and that operating losses are expected as healthcare inflation outpaces weak revenue growth. Further, long-term care facilities have been generally experiencing gradually declining occupancies, reduced debt service coverage margins and slowly eroding cash positions. If these trends continue, it could result in further credit deterioration and require increases in our net claim liability related to our healthcare and long-term care credits.

We expect the negative trend in the public finance sector to continue through at least the end of 2013 and most likely into 2014, due to the slow economic recovery, federal funding reductions (including the end of federal stimulus revenues and potential sequestration), expected Medicare cuts and continued stress on tax-based revenue receipts (in particular where tax revenues are derived from the value of real estate as discussed below), which collectively are expected to continue to strain the ability of government entities to maintain balanced budgets and adequate liquidity to meet near-term financial obligations. We may continue to experience further credit deterioration and municipal defaults in our government-related insured credits, which could require increases in our net claim liability with respect to these credits.

We have seen credit deterioration in our insured portfolio of other tax supported bond transactions, in particular, those that are payable from real estate tax revenues derived from the value of real estate in narrowly defined districts or from special assessments for improvements on certain properties. Declining property values have reduced the assessed value of the tax base in these jurisdictions, resulting in reduced tax revenues being available to pay interest and principal on these insured bonds. We may experience further credit deterioration in these transactions, which would increase the likelihood that ultimately we would be required to make claim payments with respect to these bonds, especially those from special districts.

Further deterioration in our financial guaranty portfolio could reduce Radian Asset Assurance’s statutory surplus and negatively impact its ability to pay dividends to Radian Guaranty.

The performance of our financial guaranty business affects whether Radian Asset Assurance can pay dividends to Radian Guaranty in the future as it has in past years, and the amount of any such dividends. As of September 30, 2012, Radian Asset Assurance maintained claims paying resources of $1.8 billion, including statutory surplus of approximately $1.1 billion. In July 2012, Radian Asset Assurance paid an ordinary dividend of $54 million to Radian Guaranty. We expect that Radian Asset Assurance will next have the capacity to pay an ordinary dividend to Radian Guaranty in the third quarter of 2013. This dividend is expected to be approximately $35 million. Radian Asset Assurance paid dividends to Radian Guaranty in 2010 and 2011 totaling $69.2 million and $53.4 million, respectively.

The timing and amount of any future dividend payments will depend on the dividend capacity of our financial guaranty business, which is governed by New York insurance laws. If the performance of our financial guaranty portfolio deteriorates materially, or the amount we pay to terminate any particular financial guaranty exposure is larger than the amount of the reserves for such exposure, Radian Asset Assurance’s statutory surplus may be reduced. If this were to occur, Radian Asset Assurance would likely have less capacity to pay dividends to Radian Guaranty, and could be prohibited from paying dividends altogether.

We face risks associated with our exposure to other financial guaranty insurers.

As of September 30, 2012, Radian Asset Assurance had approximately $6.3 billion outstanding par on its total reinsurance portfolio. On January 9, 2013, Radian Asset Assurance commuted the remaining $827 million of outstanding par reinsured by Radian Asset Assurance from Financial Guaranty Insurance Company (“FGIC”), representing 13% of Radian Asset Assurance’s total reinsurance portfolio as of September 30, 2012, for a commutation payment from Radian Asset of approximately $52.4 million (the “FGIC Commutation”).

After giving effect to the FGIC Commutation, substantially all of our remaining financial guaranty reinsurance business is currently assumed from affiliates of one Company, Assured Guaranty Ltd. (“Assured”). Our financial guaranty ceding customers, including Assured, have the right to take back or recapture all of their business previously ceded to us under their reinsurance agreements with us. While our treaties with Assured do not permit it to selectively recapture business previously ceded to us under its treaties, because we have entered into multiple treaties with Assured, it is possible that it may choose to recapture business only under those treaties that it perceives as covering less risky portions of our reinsurance portfolio. This selective recapture, if it occurs, could potentially leave us with risk that is more concentrated in troubled asset classes or exposures.

Our ceding customers are primarily responsible for surveillance, loss mitigation and salvage on the risks that they cede to us. Our ceding customers face substantial earnings pressure on their financial guaranty insurance business, and therefore, may be less willing to perform these tasks to the extent necessary to minimize potential losses and/or maximize potential salvage on the credits we reinsure. These customers may have different incentives to eliminate long-term liabilities than we do. We generally do not have direct access to the insured obligation or the right to perform our own loss mitigation or salvage work on these transactions. We also have limited visibility with respect to the performance of many of the obligations we reinsure. See “If the estimates we use in establishing loss reserves are incorrect, we may be required to take unexpected charges to income, which could adversely affect our capital position.”

Primary ceding customers sometimes delegate their loss adjustment functions to third parties, the cost of which is then proportionally allocated to us and any other reinsurers for the insured transaction. Accordingly, the losses and loss adjustment expenses allocated to us on our reinsured risks may be higher than otherwise would have been the case if we were responsible for surveillance, loss mitigation and salvage for these risks. In addition, should a primary insurer become insolvent, there is a risk that the recoveries that it receives in any given transaction may become a part of its general estate rather than being allocated among the reinsurers paying the related claim. These factors could have a material adverse effect on our financial condition and operating results.

In addition to reinsurance, we have insured certain transactions on a second-to-pay basis, meaning that we are obligated to pay claims in these transactions only to the extent that both the underlying obligation defaults and another insurer, who is the primary obligor for claims, fails to pay a valid claim. Consequently, if the conservator for an insolvent financial guarantor rejects payment of all or a portion of a valid claim, we may be required to pay all or a portion of such valid claim. Because many insurers are currently experiencing significant financial difficulties, the likelihood of our having to pay a claim on our second-to-pay transactions, due to another insurer’s failure to pay, has increased. As of September 30, 2012, Syncora Guaranty Inc. (“Syncora”), FGIC and Ambac Assurance Corporation are the primary insurers on $0.8 billion net par outstanding (or 35.5%) of our second-to-pay exposure, and $232.6 million (or 28.8%) of this exposure is internally rated below investment grade.

In 2009, Syncora and FGIC suspended all claims payments following orders by the New York Insurance Department (“NYID”). FGIC is currently in rehabilitation and therefore the timing and amount of any claims payments from FGIC are uncertain and could result in additional claim payments by us on those transactions for which FGIC is the primary and insurer and we have insured on a second-to-pay basis. While the NYID lifted the suspension of payments by Syncora in June 2010, Syncora has subsequently posted additional losses and the NYID could implement the suspension again in the future, which could increase the likelihood that we would be obligated to make claim payments on second-to-pay transactions for which Syncora is the primary insurer.

We could lose our eligibility status with the GSEs, causing Freddie Mac and Fannie Mae to decide not to purchase mortgages insured by us, which would significantly impair our mortgage insurance franchise.

In order to maintain the highest level of eligibility with Freddie Mac and Fannie Mae, mortgage insurers have historically been required to maintain an insurer financial strength rating of AA- or Aa3 from at least two of the three ratings agencies by which they are customarily rated. If a mortgage insurer were to lose such eligibility, Freddie Mac and/or Fannie Mae could restrict the mortgage insurer from conducting certain types of business with them or take actions that may include not purchasing loans insured by such mortgage insurer. In light of the housing market downturn, both Freddie Mac and Fannie Mae have indicated that loss of mortgage insurer eligibility due to such a downgrade will no longer be automatic and will be subject to review if and when the downgrade occurs. Radian Guaranty has been downgraded substantially below AA-/Aa3 by Standard & Poor’s Rating System (“S&P”) and Moody’s Investor Service (“Moody’s”). Because of these ratings, we have presented business and financial remediation plans to Freddie Mac and Fannie Mae for how to restore profitability and ultimately regain a higher rating for our mortgage insurance business. If the rating agencies and GSEs believe that our plans will not provide the capital required by our mortgage insurance business, or otherwise are not satisfied, we could lose our eligibility with the GSEs and/or be further downgraded by the rating agencies. We cannot be certain whether, or for how long, either of the GSEs will continue to accept our existing remediation plans.

In addition to ratings requirements, the current eligibility requirements impose limitations on the type of risk insured, standards for the geographic and customer diversification of risk, procedures for claims handling, standards for acceptable underwriting practices, standards for certain reinsurance cessions and financial requirements that generally mirror state insurance regulatory requirements. The GSEs currently are in discussions with mortgage insurers regarding potential revisions to the GSEs’ standard mortgage insurer eligibility requirements, including certain changes that are more stringent than the current requirements, such as imposing more onerous capital requirements than those that are currently in effect. We do not know whether or when such modifications may be implemented, or the form that any such modifications may take.

In February 2012, RMAI was approved as an eligible insurer on a limited basis in certain states, subject to the terms and conditions of the GSE Approvals. The current GSE Approvals are scheduled to expire on December 31, 2013. The GSE Approvals are conditioned upon our compliance with a broad range of conditions and restrictions, including without limitation, minimum capital and liquidity requirements, a maximum risk-to-capital ratio of 20 to 1 for RMAI, restrictions on payment of dividends, and requirements governing the manner in which Radian Guaranty and RMAI conduct affiliate transactions. There can be no assurance that we will be able to maintain compliance with the requirements of the GSE Approvals or that the GSEs will not revoke their approvals. Failure by RMAI to maintain compliance with the GSE Approvals could impact Radian Guaranty’s eligibility status with the GSEs.

We cannot be certain that Radian Guaranty and RMAI will be able to retain eligibility status with the GSEs. Loss of our eligibility status with the GSEs would likely have an immediate and material adverse impact on the franchise value of our mortgage insurance business and our future prospects, and would negatively impact our results of operations and financial condition.

A decrease in the volume of home mortgage originations has resulted in fewer opportunities for us to write new insurance business.

Our ability to write new business depends, among other things, on a steady flow of high-LTV mortgages that require our mortgage insurance. Losses from the housing market downturn have caused lenders to substantially reduce the availability of these loans, and to significantly tighten their underwriting standards. Fewer loan products and tighter loan qualifications, while improving the overall quality of new mortgage originations, have in turn reduced the number of qualified homebuyers and made it more difficult for buyers (in particular first-time buyers) to obtain mortgage financing or to refinance their existing mortgages. In addition, the significant disruption in the housing and related credit markets has led to reduced investor demand for mortgage loans and mortgage-backed securities (“MBS”) in the secondary market, which historically has been a source of funding for many mortgage lenders. This has significantly reduced liquidity in the mortgage funding marketplace, forcing many lenders to retain a larger portion of their mortgage loans and MBS and leaving them with less capacity to continue to originate new mortgages.

Total domestic mortgage originations have decreased significantly from the $2.7 trillion in originations during 2006 (pre-dating the housing downturn) to approximately $1.9 trillion for 2012. If the volume of new mortgage originations continues to remain at low levels for a prolonged period, we will likely experience fewer opportunities to write new insurance business and we may be subject to increased competition with respect to these opportunities, which could reduce the size of our mortgage insurance business and have a significant negative effect on both our ability to execute our business plans and our overall franchise value. See “Our mortgage insurance business faces intense competition.” Further, the Dodd Frank Act’s reforms to strengthen lending standards, improve underwriting standards and increase accountability in the loan origination and securitization processes could further reduce the total number of mortgage originations in the future, in particular with respect to the high-LTV market. In addition, the proposed Basel III guidelines, unlike previous Basel rules, do not give credit for mortgage insurance when calculating a loan’s risk weighting, which could discourage the use of mortgage insurance and result in fewer opportunities for us to write new business. See “Legislation and regulatory changes and interpretations could harm our mortgage insurance business.” and “The implementation of the Basel II capital adequacy requirements and the Basel III guidelines may discourage the use of mortgage insurance.”

Our new insurance written and franchise value could decline if we lose a significant customer.

Our mortgage insurance business depends on our relationships with our customers, and in particular, our relationships with our largest lending customers. As of September 30, 2012, our top 10 mortgage insurance customers (measured by new insurance written) were generally responsible for approximately 25.6% of our primary new insurance written in 2012. Since 2011 we have been focused on expanding and diversifying our customer base, and in the first nine months of 2012, 20% of our new insurance written was from customers new to us in 2011 and 2012. Notwithstanding these efforts, maintaining our business relationships and business volumes with our largest lending customers remains critical to the success of our business.

In response to the general deterioration in housing markets, we have tightened our underwriting guidelines, which has resulted in our declining to insure some of the loans originated by our larger customers. We have also increased our pricing to reflect the increased risk of default in the current economic and housing downturns. Our increased pricing, tighter guidelines and increased level of loss mitigation activity, has negatively affected our relationships with certain of our customers, and could result in customers choosing to limit the amount of business they conduct with us or cease to do business with us entirely. See “Insurance rescissions and claim denials are not expected to continue at the increased levels we have been experiencing and a number of our lender customers are challenging our loss mitigation actions.”

Our Master Policies and related lender agreements do not, and by law cannot, require our mortgage insurance customers to do business with us. Although we have taken steps to significantly expand and diversify our customer base in recent years, we cannot be certain that any loss of business from a single lender would be replaced from other new or existing lending customers in the industry. In addition, as a result of current market conditions, our lending customers may decide to write business only with certain mortgage insurers based on their views with respect to an insurer’s pricing, underwriting guidelines, loss mitigation practices, financial strength or other factors. In addition, many of our customers currently are placing a significant portion of their mortgage insurance business with us. Our customers may choose to diversify the mortgage insurers with which they do business, which could negatively affect our level of new insurance written and our market share.

Certain of our mortgage insurance competitors are affiliates of much larger companies that have significantly larger consolidated capital positions than we have, which could make it more likely that customers may choose to do business with them. See “Our mortgage insurance business faces intense competition.” Under the terms of our master policies, our customers or the parties they designate to service the loans we insure have the unilateral right to cancel our insurance coverage at any time for any loan that we insure. Upon cancellation of coverage, subject to the type of coverage, we may be required to refund to the insured lender unearned premiums, if any.

The economic downturn and challenging market conditions of the recent past have adversely affected the financial condition of a number of our largest lending customers. If the U.S. economy fails to fully recover or re-enters a recessionary period, these customers could again become subject to serious financial constraints that may jeopardize the viability of their business plans or their access to additional capital, forcing them to consider alternatives such as bankruptcy or consolidation with others in the industry. The loss of business from a significant customer could have a material adverse effect on the amount of new business we are able to write, and consequently, our franchise value.

Our mortgage insurance business faces intense competition.

The U.S. mortgage insurance industry is intensely competitive. Our competitors include other private mortgage insurers and federal and state governmental and quasi-governmental agencies, principally the FHA, which has significantly increased its competitive position in the mortgage insurance market in recent years.

We compete with other private mortgage insurers on the basis of price, customer relationships, reputation, financial strength and service. The improvement in the credit quality of new loans being insured in the current market, combined with the deterioration of the financial positions of many existing private mortgage insurance companies (which led insurance regulators to take action with respect to certain companies), in part due to their legacy books of insured mortgages, is bringing new entrants to our industry and could encourage additional new competitors. Certain of our private mortgage insurance competitors are subsidiaries of larger corporations or are not burdened by legacy credit risks, and therefore, may have access to greater amounts of capital and financial resources than we do, and may have stronger financial strength ratings than we have. If we are unable to compete with other providers, including new entrants that are not burdened by legacy credit risks or by their rescission, denial and other loss mitigation actions on legacy insurance portfolios, it could have a material adverse effect on our business position, financial condition and operating results.

We also compete with governmental and quasi-governmental entities that typically do not have the same capital requirements or business objectives that we and other private mortgage insurance companies have, and therefore, generally have had greater financial flexibility in their pricing guidelines and capacity that could put us at a competitive disadvantage. Beginning in 2008, the FHA, which historically had not been a significant competitor, substantially increased its share of the mortgage insurance market, including by insuring a number of loans that would meet our current underwriting guidelines, sometimes at a lower monthly cost to the borrower than a loan that carries our mortgage insurance.

The FHA may continue to maintain a strong market position and could even increase its market position to the point that private mortgage insurers may be perceived as less significant to the future of the housing finance market. Factors that could cause the FHA to maintain or increase its share of the mortgage insurance market include:

•	past and potential future capital constraints of the private mortgage insurance industry;

•	the tightening by private mortgage insurers of underwriting guidelines based on past loan performance or other risk concerns;

•	the increased levels of loss mitigation activity by private mortgage insurers on older vintage portfolios compared to the FHA’s practice of engaging in limited loss mitigation activities;

•	the imposition of loan level delivery fees by the GSEs on loans that require mortgage insurance;

•	the perceived operational ease of using FHA insurance compared to the products of private mortgage insurers; and

•

the implementation of new regulations under the Dodd-Frank Act and the Basel III guidelines that may be more favorable to the FHA compared to private mortgage insurers (see “The Dodd-Frank Wall Street Reform and Consumer Protection Act may have a material effect on our mortgage insurance and financial guaranty businesses” and “The implementation of the Basel II capital adequacy requirements and the Basel III guidelines may discourage the use of mortgage insurance.”).

In the event that a government-owned or government-sponsored entity in one of our markets decides to reduce prices significantly or alter the terms and conditions of its mortgage insurance or other credit enhancement products in furtherance of political, social or other goals rather than a profit motive, we may be unable to compete in that market effectively, which could have an adverse effect on our business, financial condition and operating results.

One or more private mortgage insurers may seek to regain market share from the FHA or other mortgage insurers by reducing pricing, loosening their underwriting guidelines, or relaxing their loss mitigation practices, which could, in turn, improve their competitive position in the industry and negatively impact the level of our new insurance written.

In addition, before the recent housing downturn, an increasing number of alternatives to traditional private mortgage insurance developed, many of which reduced the demand for our mortgage insurance. As a result of the disruptions in the housing finance and credit markets, however, many of the alternatives to private mortgage insurance are not currently available. If market conditions were to change, however, or new alternatives are developed, we again could face significant competition from these alternatives as well as others that may develop.

Our business depends, in part, on effective and reliable loan servicing, which could continue to be negatively impacted by the current disruption in the housing and mortgage credit markets.

We depend on reliable, consistent third-party servicing of the loans that we insure. Dependable servicing generally ensures timely billing and effective loss mitigation opportunities for delinquent or near-delinquent loans. As part of our claims review process, we assess whether defaulted loans were serviced appropriately in accordance with our insurance policies and servicing guidelines. In the high claims environment of the recent past, we have found a high frequency of servicer negligence with respect to the loans we have insured, which makes us more susceptible to greater losses on these loans.

Many of our customers also service the loans that we insure, whether the loans were originated by the customer or another lender. The same challenging economic and market conditions affecting our customers that are described above in “Our new insurance written and franchise value could decline if we lose a significant customer,” also affect their ability to effectively maintain their servicing operations. In addition, current housing trends have led to a significant increase in the number of delinquent mortgage loans. These increases have strained the resources of servicers, reducing their ability to undertake loss mitigation efforts in a timely manner, including the processing of potential loan modifications, such as through the U.S. Department of the Treasury’s Homeowner Affordable Modification Program (“HAMP”), which could help limit our losses. Further, due to the strain on the resources of servicers, delinquent loan servicing is increasingly being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Additionally, specialty servicers may not have sufficient resources to effectively handle the substantially higher volume of delinquent loans. Managing a substantially higher volume of under-performing loans has created operational difficulties that servicers have had difficulty overcoming or responding to effectively.

Recent state and federal inquiries and investigations into whether servicers have acted improperly in foreclosure proceedings, including the cost of and conditions imposed in settlements of such inquiries or investigations, may further strain the resources of servicers. The U.S. Consumer Financial Protection Bureau (“CFPB”) is expected to finalize proposed rules in January 2013 to establish national servicing standards for servicing residential mortgage loans that would impose new and potentially more burdensome requirements and procedures and standards. Complying with the new rules, if enacted, could cause additional disruptions in the servicing of mortgage loans covered by our insurance policies.

If a disruption occurs in the servicing of mortgage loans covered by our insurance policies, this, in turn, could contribute to a rise in delinquencies and/or claims among those loans and could have a material adverse effect on our business, financial condition and operating results.

Loan modification, refinancing and other similar programs may not continue to provide us with a material benefit.

The Federal Deposit Insurance Corporation, the GSEs and various lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. In addition, in 2009, the U.S. Department of the Treasury implemented the Home Affordable Modification Program (“HAMP”), which provides guidelines for loan modifications. Some of the eligibility criteria for these programs require information about borrowers, such as the borrowers’ current income and non-mortgage debt obligations. Because the GSEs and the lenders do not share such information with us, we cannot determine with certainty the number of loans in our default inventory that remain eligible to participate in such programs. While modifications continue to be made under these programs, it is unclear how many successful loan modifications will result from these programs, in particular in light of the high level of re-default rates for loans that have been modified through these programs. To the extent modifications cure previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly over time.

Some mortgage lenders and other agencies have implemented private modification programs with a similar goal to HAMP. While we do not have complete information regarding which of our insured loans may be entering these programs, we believe that a material number of our defaulted insured loans may be subject to private modification programs. It is uncertain how many of these loans may be successfully modified and, if modified, how many will remain current following such modification. If a mortgage balance is reduced as a result of this HAMP program, we are still responsible under our master insurance policy to pay the original balance if the borrower re-defaults on that mortgage after its balance has been reduced.

In 2009, the GSEs began offering the Homeowner Affordable Refinance Program (“HARP”). HARP allows a borrower who is not delinquent to refinance a mortgage if such borrower has been unable to take advantage of lower interest rates because the borrower’s home has decreased in value. In November 2011, the Federal Housing Finance Agency (“FHFA”) made enhancements to the HARP program (“HARP 2”) that expanded the number of borrowers who can qualify for refinancing. Under HARP 2, among other changes, the FHFA: (i) removed the 125% LTV ceiling for fixed-rate mortgages backed by the GSEs, which had prevented some borrowers whose home values had declined from participating; (ii) eliminated certain risk-based fees for borrowers who refinance into shorter-term mortgages; (iii) waived certain representations and warranties required to be made by the borrower; and (iv) extended the program so that it now expires at the end of 2013. Importantly, Radian Guaranty and other private mortgage insurers have reached an agreement with the FHFA to facilitate the transfer of mortgage insurance on loans to be refinanced without regard to LTV. While HARP 2 may result in fewer delinquent loans and claims, our ability to rescind coverage on HARP loans will be limited in certain circumstances pursuant to our agreement with the FHFA. The changes implemented by HARP 2 have increased the number of borrowers who may benefit from the program and, as of September 30, 2012, approximately 8% of our total primary risk in force had successfully completed a HARP refinance.

We cannot ascertain the total benefits we may derive from these programs, particularly given the uncertainty around the re-default rates for loans that have been modified through these programs. Re-defaults can result in losses that could be greater than we would have paid had the loan not been modified. HARP 2 will expire at the end of 2013 unless further extended by the FHFA and there can be no assurance that other loan modification, refinancing or other similar programs will continue to be available. The expiration, termination or temporary cessation of any of these programs could result in an increased number of claims in our mortgage insurance business and could have a material adverse effect on our business, financial condition and results of operations.

Foreclosure moratoriums may extend the period of time that a loan remains in our delinquent loan inventory and increase the severity of claims we are required to pay once the moratoriums expire.

Various government entities and private parties have enacted foreclosure (or equivalent) moratoriums to allow time to determine whether delinquent loans could be modified. Moratoriums also have been imposed in response to allegations that certain mortgage servicers and other parties acted improperly in foreclosure proceedings. Generally, moratoriums do not stop the accrual of interest or affect other expenses on a loan, and unless a loan is cured during a moratorium, at the expiration of the moratorium, our paid claim amount may include additional interest (subject to a two-year limitation under our insurance policies) and expenses. However, where our claim amount is increased because of foreclosure delays caused by a failure to appropriately service or meet other conditions under our insurance policies, we are entitled to adjust claims appropriately. The various moratoriums may further delay our receipt of claims, resulting in an increase in the period that a loan remains in our delinquent loan inventory, and may increase the severity of claims that we are ultimately required to pay.

Our success depends on our ability to assess and manage our underwriting risks; the premiums we charge may not be adequate to compensate us for our liability for losses.

Our mortgage insurance and financial guaranty premium rates may not be adequate to cover future losses. The estimates and expectations we use to establish premium rates are based on assumptions made at the time our insurance is written. Our mortgage insurance premiums are based on our long-term expected risk of claims on insured loans, and take into account, among other factors, each loan’s LTV, type (e.g., prime vs. non-prime or fixed vs. variable payments), premium structure (e.g., single lump sum or monthly), term, coverage percentage and whether there is a deductible in front of our loss position. Our financial guaranty premiums are based on our expected risk of claim on the insured obligation, and take into account, among other factors, the rating and creditworthiness of the issuer and of the insured obligations, the type of insured obligation, the policy term and the structure of the transaction being insured. These assumptions may ultimately prove to be inaccurate. In particular, the predictive value of historical data may be less reliable during periods of greater economic stress and, accordingly, our ability to correctly estimate our premium requirements may be impaired during periods of economic uncertainty such as we are currently experiencing.

We generally cannot cancel or elect not to renew the mortgage insurance or financial guaranty insurance coverage we provide, and because we generally fix premium rates for the life of a policy when issued, we cannot adjust renewal premiums or otherwise adjust premiums during the life of a policy. Therefore, even if the risk underlying many of the mortgage or financial guaranty products we have insured develops more adversely than we anticipated, including as a result of the ongoing weakness in many parts of the economy and housing market, and the premiums our customers are currently paying for similar coverage on new business from us and others has increased, we generally cannot increase the premium rates on this in-force business, or cancel coverage or elect not to renew coverage, to mitigate the effects of such adverse developments. Our premiums earned and the associated investment income on those premiums may ultimately prove to be inadequate to compensate for the losses that we may incur with respect to those insured risks.

See “We have incurred significant losses on our insured products as a result of the economic downturn that began in 2007 and we expect to incur significant additional losses in the future.”

Our delegated underwriting program may subject our mortgage insurance business to unanticipated claims.

In our mortgage insurance business, we enter into agreements with our mortgage lender customers that commit us to insure loans made by them using pre-established underwriting guidelines. Once we accept a lender into our delegated underwriting program, we generally insure a loan originated by that lender even if the lender has not followed our specified underwriting guidelines. Under this program, a lender could commit us to insure a material number of loans with unacceptable risk profiles before we discover the problem and terminate that lender’s delegated underwriting authority or pursue other rights that may be available to us, such as our rights to rescind coverage or deny claims.

We face risks associated with our contract underwriting business.

We provide contract underwriting services for certain of our mortgage lender customers, including on loans for which we are not providing mortgage insurance. For substantially all of the existing loans that were originated through our contract underwriting services, we have agreed that if we make a material error in providing these services and the error leads to a default, the mortgage lender may, subject to certain conditions, require us to purchase the loan, issue mortgage insurance on the loan, or indemnify the lender against future loss associated with the loan. Accordingly, we have assumed some credit risk and interest-rate risk in connection with providing these services. We also face regulatory risk in providing these services. See “Legislation and regulatory changes and interpretations could harm our mortgage insurance business.”

Our current below investment grade ratings and the potential for future downgrades of our credit ratings or the insurance financial strength ratings assigned to any of our mortgage insurance or financial guaranty subsidiaries could weaken our competitive position and affect our financial condition and future prospects

The credit ratings of Radian Group and the insurance financial strength ratings assigned to our insurance subsidiaries have been downgraded multiple times since 2008, remain below investment grade and may be downgraded again in the future. Although S&P raised the ratings of Radian Group to CCC+ from CCC on October 15, 2012, and also confirmed its financial strength ratings for Radian Guaranty in the same action, these ratings reflect an outlook of Negative and reflect S&P’s views regarding risk of significant adverse reserve development, the trajectory of operating performance and the impact of ongoing losses. On April 17, 2012, Moody’s downgraded Radian Group’s rating to Caa2 from Caa1. This downgrade reflects Moody’s views regarding Radian Group’s current liquidity position, the ongoing stress at our mortgage insurance subsidiaries and Radian Group’s upcoming debt maturities. In the same action, Moody’s confirmed its financial strength ratings for our mortgage insurance and financial guaranty subsidiaries. Although we remain in frequent contact with the rating agencies and have prepared action plans to address rating agency actions, we are generally not provided with much advance notice of ratings decisions, which could come at any time.

On August 25, 2011, S&P published its updated methodologies and assumptions for rating bond insurers, which significantly re-calibrated its bond insurance criteria. The new criteria, among other things, increased capital requirements, especially to obtain S&P’s highest ratings, and added a new leverage test. On November 17, 2011, as a consequence of these updated methodologies and assumptions, S&P downgraded the financial strength ratings of Radian Asset Assurance to B+, and maintained its outlook for Radian Asset Assurance as Negative. On August 2, 2012, S&P affirmed its ratings for Radian Asset Assurance.

Historically, our ratings have been critical to our ability to market our products and to maintain our competitive position and customer confidence in our products. A further downgrade in these ratings or the announcement of the potential of a further downgrade, or any other concern relating to the ongoing financial strength of our insurance subsidiaries, could make it difficult or impossible for our insurance subsidiaries to continue to write new, profitable business or could create a competitive advantage for other industry participants that maintain higher ratings than us.

Further, although we believe the GSEs have not been as concerned with ratings as they have been in past periods, we expect that they will renew their focus on ratings as markets improve, and any future downgrade of the insurance financial strength ratings for our mortgage insurance business could negatively impact our eligibility status with the GSEs. In addition, to the extent that there is a future restructuring of the U.S. housing finance system, we believe that ratings may once again become a more critical factor in our ability to effectively participate in any such new system.

A ratings downgrade may also make it more difficult for us to successfully raise capital, including by limiting us to terms that are less attractive or not acceptable to us or by limiting the size of such an offering to an amount that would not be sufficient to restore or stabilize our ratings.

Because we do not establish reserves in our mortgage insurance business until a borrower has failed to make two monthly payments our financial statements do not reflect our ultimate expected obligation for losses on our entire portfolio of insured mortgages.

We do not establish reserves in our mortgage insurance business until we are notified that a borrower has failed to make at least two monthly payments when due. Because our mortgage insurance reserving does not account for the impact of future losses that we expect to incur with respect to currently non-defaulted loans, our obligation for ultimate losses that we expect to incur at any period end is not reflected in our financial statements, except to the extent that a premium deficiency exists. As a result, future losses beyond what we have recorded in our financial statements may have a material impact on future results as defaults occur.

If the estimates we use in establishing loss reserves are incorrect, we may be required to take unexpected charges to income, which could adversely affect our capital position.

We establish loss reserves in both our mortgage insurance and financial guaranty businesses to provide for the estimated cost of future claims. Because our reserves represent only our best estimate of claims to be paid in the future, these reserves may be insufficient to satisfy the full amount of claims that we ultimately have to pay. Setting our loss reserves requires significant judgment by management with respect to the likelihood, magnitude and timing of each potential loss. The models, assumptions and estimates we use to establish loss reserves may not prove to be accurate, especially during an extended economic downturn or a period of extreme market volatility and uncertainty, as currently exists.

Many of the programs and initiatives that have been implemented to prevent or forestall foreclosures in our mortgage insurance business have resulted in fewer defaulted loans moving to claim, and consequently, an increase in the aging of our inventory of defaulted loans. As a result, the number of our defaulted loans that have been in default for 240 or more days, which represents our most aged category of defaulted loans, currently represents a significantly larger portion of our default inventory than has historically been the case. While these loans are generally assigned a higher loss reserve based on our belief that they are more likely to result in a claim, we also assume, based on historical trends, that a significant portion of these loans will cure or otherwise not result in a claim. Given current market conditions, the limited number of cures we are currently seeing among this inventory of loans, and the significant period of time that these loans have been in default, it is possible that the ultimate cure rate for these defaulted loans will be significantly less than historical rates, and therefore, less than our current estimates of cures for this inventory of defaults. Further, the foreclosure moratoriums and other delays that have been imposed in response to allegations that certain mortgage servicers and other parties acted improperly in foreclosure proceedings is likely resulting in further aging of our defaulted loan portfolio, which has decreased claim payments

(perhaps only temporarily) and created additional uncertainty regarding the likelihood, magnitude and timing of anticipated losses. If our estimates are inadequate, we may be required to increase our reserves, which could have a material adverse effect on our financial condition, capital position and operating results, as well as our ability to continue to write new business.

In addition to establishing mortgage insurance loss reserves for defaulted loans, under U.S. generally accepted accounting principles (“GAAP”) we are required to establish a premium deficiency reserve for our mortgage insurance products if the amount by which the net present value of expected future losses for a particular product and the expenses for such product exceeds the net present value of expected future premiums and existing reserves for such product. We evaluate whether a premium deficiency exists at the end of each fiscal quarter. As of September 30, 2012, a premium deficiency reserve of approximately $5.1 million existed for our second-lien mortgage insurance business. Our evaluation of premium deficiency is based on our best estimates for future losses, expenses and premiums. This evaluation depends upon many significant assumptions, including assumptions regarding future macroeconomic conditions, and therefore, is inherently uncertain and may prove to be inaccurate. Although no premium deficiency existed on our first-lien mortgage insurance business at September 30, 2012, there can be no assurance that premium deficiency reserves will not be required for this product or our other mortgage insurance products in future periods.

It also is difficult to estimate appropriate loss reserves for our financial guaranty business because of the nature of potential losses in this business, which are largely influenced by the particular circumstances surrounding individual troubled credits, including the availability of loss mitigation. As a result, our loss reserves are less capable of being evaluated based on historical assumptions or precedent. See “Our financial guaranty portfolio has experienced deterioration as a result of general erosion in credit markets and the overall economy and is susceptible to further deterioration which could have a material adverse effect on the capital adequacy of Radian Guaranty.” In addition, in our financial guaranty reinsurance business, we rely in part on information provided by our ceding customers in order to establish reserves. If this information is incomplete, inaccurate or untimely, our loss reserves may not be estimated accurately and could require material adjustment in future periods as new or corrected information becomes available.

Our success depends, in part, on our ability to manage risks in our investment portfolio.

Income from our investment portfolio is one of our primary sources of cash flow to support our operations and claim payments. If we underestimate our policy liabilities, or if we improperly structure our investments to meet those liabilities, we could have unexpected losses, including losses resulting from the forced liquidation of investments before their maturity. We maintain an investment policy to manage our investments and those of our insurance subsidiaries that are subject to state insurance laws. In addition, the Freddie Mac Approval for RMAI requires us to maintain a certain level and specific type of liquid assets at Radian Guaranty. We may be forced to change our investments or investment policies depending upon regulatory, economic and market conditions, and our existing or anticipated financial condition and operating requirements, including the tax position, of our business segments.

Our investment objectives may not be achieved. Although our portfolio consists mostly of highly-rated investments and complies with applicable regulatory requirements, the success of our investment activity is affected by general economic conditions, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and, consequently, the value of our fixed-income securities. Volatility or illiquidity in the markets in which we hold positions has reduced the market value of some of our investments and has caused certain other-than-temporary impairments within our portfolio, which, if this worsens substantially, could have a material adverse effect on our liquidity, financial condition and operating results.

Compared to historical averages, interest rates and investment yields on our investments generally have declined in recent years, which has reduced the investment income we generate. In addition, we have kept a larger portion of our investment portfolio in shorter maturity investments in order to meet the expected liquidity needs of our operating subsidiaries. This, in turn, has further reduced our investment income, as interest rates on short-term investments have been minimal. We depend on our investments as a source of revenue, and a prolonged period of lower than expected investment yields would have an adverse impact on our revenues and could potentially adversely affect our results of operations.

Radian Group’s sources of liquidity may be insufficient to fund its obligations.

Radian Group serves as the holding company for our insurance subsidiaries and does not have any significant operations of its own. Radian Group’s principal liquidity demands include funds for: (i) the payment of certain corporate expenses; (ii) interest payments on our outstanding debt; (iii) repayment of the principal amount of our outstanding debt, currently including approximately $80 million in principal amount due in 2013, approximately $55 million in principal amount due in 2015, approximately $195 million in principal amount due in June 2017 and $450 million in principal amount of convertible debt due in November 2017; (iv) potential capital support for our mortgage insurance subsidiaries; (v) potential payments to the Internal Revenue Service (“IRS”) resulting from its examination of our 2000 through 2007 tax years; and (vi) the payment of dividends on our common stock. Radian Group had immediately available unrestricted cash and liquid investments of $368.3 million at September 30, 2012.

In light of on-going losses in our mortgage insurance business, Radian Group may be required to make additional capital contributions to Radian Guaranty in order to support Radian Guaranty’s ability to continue writing insurance in those states that impose Statutory RBC Requirements. See “Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty’s ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.” Radian Group also could be required to provide capital support for our other mortgage insurance subsidiaries if additional capital is required pursuant to insurance laws and regulations, by the GSEs or the rating agencies.

Radian Group’s U.S. Consolidated federal income tax returns, which include the federal tax returns of our wholly-owned subsidiary, Commonwealth Mortgage Assurance Company of Texas (“CMAC of Texas”), are under examination by the IRS for tax years 2000 through 2007. We are currently contesting proposed adjustments resulting from the IRS examination of these tax years, which would, if sustained, increase our tax liability by approximately $128 million in addition to any associated penalties and interest. Radian Group has agreed to indemnify CMAC of Texas for any tax payments ultimately due to the IRS for the proposed adjustments, which relate to the recognition of certain tax losses and deductions that were generated through our investment in a portfolio of residual interests in Real Estate Mortgage Investment Conduits (“REMICs”) currently held by CMAC of Texas. This indemnification was made in lieu of an immediate capital contribution to CMAC of Texas that otherwise would have been required for CMAC of Texas to maintain its minimum statutory surplus requirements in light of remeasurement as of December 31, 2011, of uncertain tax positions related to the portfolio of REMIC residual interests. There remains significant uncertainty with regard to the amount and timing of any resolution with the IRS. See “The IRS is examining our tax returns for the years 2000 through 2007.”

Investment income, dividends from Radian Guaranty and permitted payments to Radian Group under tax- and expense-sharing arrangements with our subsidiaries are Radian Group’s principal sources of cash. Radian Guaranty’s ability to pay dividends to Radian Group is subject to various conditions imposed by the GSEs and rating agencies, and by insurance regulations requiring insurance department approval. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In light of ongoing losses in Radian Guaranty, we do not anticipate that it will be permitted under applicable insurance laws to issue dividends to Radian Group for the foreseeable future. To the extent Radian Asset Assurance is able to declare dividends, these dividends will be paid to Radian Guaranty, and not to Radian Group. The expense-sharing arrangements between Radian Group and our insurance subsidiaries, as amended, have been approved by applicable state insurance departments, but such approval may be changed at any time. In addition, pursuant to the GSE Approvals for RMAI, GSE consent is required to alter, amend or otherwise modify the tax- and expense-sharing arrangements between Radian Guaranty, RMAI and their affiliates.

If Radian Group’s sources of available liquidity are insufficient for Radian Group to fund its obligations, we may be required to seek capital by incurring additional debt, by issuing additional equity or by selling assets, any of which we may be unable to do on favorable terms, if at all. The need to raise additional capital or the failure to make timely payments on our obligations could have a material adverse effect on our financial condition and operating results.

Our reported earnings are subject to fluctuations based on changes in our credit derivatives, trading securities, and other financial instruments that require us to adjust their fair market value as reflected on our statements of operations.

We have significant assets and liabilities that we are required (or have elected) to carry at fair value, with changes in fair market value recorded on our statements of operations each period. These assets and liabilities include our credit derivatives, trading securities, and variable interest entity (“VIE”) debt and related assets. Because the changes in fair value of these derivatives and other financial instruments are reflected on our statements of operations, they affect our reported earnings and create earnings volatility. Economic conditions as well as adverse capital market conditions, including but not limited to, credit spread changes, benchmark interest rate changes, market volatility and declines in the value of underlying collateral will impact the credit quality, liquidity and value of our investments and derivatives, potentially resulting in unrealized or realized losses.

Specifically with respect to our credit derivatives, the gains and losses on these contracts are derived from internally generated models, which may differ from models used by our counterparties or others in the industry. We estimate fair value amounts using market information, to the extent available, and valuation methodologies that we deem appropriate in order to estimate the fair value amounts that would be exchanged to sell an asset or transfer a liability. Considerable judgment is required to interpret available market data to develop the estimates of fair value. Since there currently is no active market for many derivative products, we have had to use assumptions as to what could be realized in a current market exchange. In the event that our investments or derivative contracts were sold or transferred in a forced liquidation or otherwise, the fair values received or paid could be materially different from those reflected in our financial statements.

Temporary market or credit spread changes as well as actual credit improvement or deterioration in our derivative contracts are reflected in changes in fair value of derivative instruments. We also make an adjustment to our derivative liability valuation methodology to account for our own non-performance risk by incorporating our observable CDS spread into the determination of fair value of our credit derivatives. Our five-year CDS spread has increased significantly since January 2007, and was 1,089 basis points as of September 30, 2012. This market perception of our high risk of non-performance has had the effect of reducing our derivative liability valuations by approximately $776 million as of September 30, 2012. Perceived improvement in our financial condition could cause our CDS spread to tighten. If our CDS spread tightens significantly, and other credit spreads utilized in our fair value methodologies remained constant, our earnings could be significantly reduced. Additionally, our actual ultimate credit losses on these derivatives could significantly exceed our fair value liabilities.

Our information technology systems may fail or we may experience an interruption in their operation.

Our business is highly dependent on the effective operation of our information technology systems. Our information technology systems are vulnerable to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber-attacks, security breaches, catastrophic events and errors in usage. Although we have disaster recovery and business continuity plans in place, we may not be able to adequately execute these plans in a timely fashion. We rely on our information technology systems for many enterprise-critical functions and a prolonged failure or interruption of these systems for any reason could cause significant disruption to our operations and have a material adverse effect on our business, financial condition and operating results.

We may lose business if we are unable to meet our customers’ technological demands.

Our ability to meet the needs of our customers is dependent on our ability to keep pace with technological advances and to invest in new technology as it become available. Participants in the mortgage insurance industry rely on e-commerce and other technologies to provide their products and services. Our customers generally require that we provide aspects of our products and services electronically, and the percentage of our new insurance written and claims processing that we deliver electronically has continued to increase. We expect this trend to continue and, accordingly, we may not satisfy our customers’ requirements if we fail to invest sufficient resources or otherwise are unable to maintain and upgrade our technological capabilities. This may result in a decrease in the business we receive, which could negatively impact our profitability.

Our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.

Our business is highly dependent on the effective operation of our information technology systems. Many of our information technology systems have been in place for a number of years. When we make changes to our existing products and services, or as new products with new features emerge, our systems may require modification in order to support these products and process transactions appropriately. Making appropriate modifications to our systems involves inherent time lags and may require us to incur significant expenses. If we are unable to make necessary modifications to our systems in a timely and cost-effective manner, it could have a material adverse effect on our business, financial condition and operating results.

The security of our information technology systems may be compromised and confidential information, including non-public personal information, that we maintain could be improperly disclosed.

Our information technology systems may be vulnerable to physical or electronic intrusions, computer viruses or other attacks. As part of our business, we, and certain of our subsidiaries and affiliates, maintain large amounts of confidential information, including non-public personal information of consumers and our employees. Breaches in security could result in the loss or misuse of this information, which could, in turn, result in potential regulatory actions or litigation, including material claims for damages, as well as interruption to our operations and damage to our reputation. While we believe we have appropriate information security policies and systems to prevent unauthorized use or disclosure of confidential information, including non-public personal information, we cannot assure that such use or disclosure will not occur. Any compromise of the security of our information technology systems, or unauthorized use or disclosure of confidential information, could subject us to liability, damage our reputation and have a material adverse effect on our business, financial condition and operating results.

We are subject to the risk of private litigation and regulatory proceedings.

We currently are a party to material litigation and are subject to certain regulatory proceedings. The cost to defend these actions and the ultimate resolution of these matters could have a material adverse impact on our financial results, financial condition, and on the trading price of our common stock. In addition, there can be no assurance that additional lawsuits, regulatory proceedings and other matters will not arise.

Recently, we have been named as a defendant in a number of putative class action lawsuits alleging, among other things, that our captive reinsurance agreements violate the Real Estate Practices Act of 1974 (“RESPA”). In addition to these private lawsuits, we and other mortgage insurers have been subject to inquiries from the Minnesota Department of Commerce and the Office of the Inspector General of the U.S. Department of Housing and Urban Development (“HUD”), requesting information relating to captive reinsurance. The Dodd-Frank Act amended RESPA and transferred the authority to implement and enforce the statute from HUD to the Consumer Financial Protection Bureau (“CFPB”). In January 2012, we and other mortgage insurers received a request for information and documents from the CFPB relating to captive reinsurance arrangements, and in June 2012, we and other mortgage insurers received a Civil Investigative Demand (“CID”) from the CFPB as part of its investigation to determine whether mortgage lenders and private mortgage insurance providers engaged in acts or practices in violation of the Dodd Frank Act, RESPA and the Consumer Financial Protection Act. On December 7, 2012, we filed a petition with the CFPB to set aside or modify the CID. This petition is currently being reviewed by the CFPB. We are cooperating with the CFPB in its investigation and are in active discussions with the CFPB with respect to our response to the CID, including various alternatives for resolving this investigation. Various regulators, including the CFPB, state insurance commissioners or state attorneys general may bring actions or proceedings regarding our compliance with RESPA or other laws applicable to our mortgage insurance business. We cannot predict whether additional actions or proceedings will be brought against us or the outcome of any such actions or proceedings.

There has been significant litigation in our industry relating to insurance rescissions and claim denials. On August 1, 2011, we filed a lawsuit against Quicken in the United States District Court for the Eastern District of Pennsylvania, seeking a declaratory judgment that we properly rescinded mortgage insurance coverage under our

Master Policy and delegated underwriting endorsement for approximately 221 home mortgage loans originated by Quicken based upon deficiencies and improprieties in the underwriting process. We cannot predict whether additional actions may be brought against us and the outcome of the Quicken litigation or other additional actions. Because the Quicken litigation relates to mortgage insurance policy terms and practices that are widely used in the mortgage insurance industry, the outcome of this litigation or other litigation in our industry relating to insurance rescissions or claim denials or curtailments may impact us. If this litigation results in a change in mortgage insurance policy terms and practices that are widely used by the mortgage insurance industry, including by us, or if we engage in further material litigation with any customer and, as a result, the customer limits the amount of business they conduct with us or terminates our business relationship altogether, it could have a negative impact on our business and results of operations.

We face an increasing number of challenges from certain of our lender customers regarding our insurance rescissions and claim denials, some of which have resulted in reversals of our decisions regarding rescissions or denials. We are currently in discussions with customers regarding rescissions and claim denials, curtailments and cancellations which if not resolved, could result in arbitration or additional judicial proceedings. See “Insurance rescissions and claim denials are not expected to continue at the increased levels we have been experiencing and a number of our lender customers are challenging our loss mitigation actions.”

See also “Legislation and regulatory changes and interpretations could harm our mortgage insurance business” and “The IRS is examining our tax returns for the years 2000 through 2007.”

The IRS is examining our tax returns for the years 2000 through 2007.

We are currently contesting proposed adjustments resulting from the examination by the IRS for the 2000 through 2007 tax years. The IRS opposes the recognition of certain tax losses and deductions that were generated through our investment in a portfolio of residual interests in REMICs and has proposed adjustments denying the associated tax benefits of these items. The proposed adjustments relating to the 2000 through 2007 tax years, if sustained, will increase our tax liability for those years by approximately $128 million, in addition to any associated penalties and interest. We appealed these proposed adjustments to the IRS Office of Appeals (“Appeals”) and made “qualified deposits” with the U.S. Department of the Treasury to avoid the accrual of above-market-rate interest with respect to the proposed adjustments in the amount of approximately $89 million (the “Deposit Amount”), consisting of $85 million relating to the 2000 through 2004 tax years, and approximately $4 million relating to the 2005 through 2007 tax years. In late December 2010, we reached a tentative settlement agreement with Appeals, which required review by the Congressional Joint Committee on Taxation (“JCT”). Based on its review, the JCT has indicated that it is opposed to the currently structured settlement agreement. Following the JCT review, we are continuing to discuss with Appeals the terms of a potential settlement; however, we can provide no assurance that we will be able to settle the proposed adjustments with the IRS or, alternatively, that the terms of any final settlement will not be significantly less favorable to us than the currently proposed settlement. Additionally, we may be required to litigate the proposed adjustments to taxable income if we are unable to reach a settlement. Litigation could involve substantial legal expenses and the process may be lengthy.

Radian Group has assumed the obligation to pay the ultimate tax liability by indemnifying CMAC of Texas for any portion of the Deposit Amount that is used to satisfy the IRS. See “Radian Group’s sources of liquidity may be insufficient to fund its obligations.” There is significant uncertainty around the timing and amount of this payment. If the final settlement agreement differs materially from our current expectations or we are unable to enter into a final settlement agreement and are unsuccessful in any litigation of the proposed adjustments, there could be a material impact on our effective tax rate, financial condition, results of operations and cash flows.

We may not be able to realize all of our deferred tax assets in the future.

As of September 30, 2012, we had deferred tax assets (“DTA”), net of deferred tax liabilities, of approximately $934.2 million. At September 30, 2012, our total valuation allowance is approximately $918.2 million and is equal to substantially all of our net DTA. Our ability to realize these tax benefits ultimately depends on the existence of sufficient taxable income of the appropriate character (ordinary income or capital gains) within the applicable carryback and carryforward periods provided under the tax law. Based on our current projections, we believe our DTA (and the associated valuation allowance) are likely to increase in the near term. While we project long-term profitability, it remains uncertain if and when we may return to profitability on a consistent basis. Even if we return to a period of sustained profitability, there is a risk that such period of profitability will not be long enough in duration to generate sufficient future taxable income to permit us to realize some or all of our tax benefits. Even if we were to realize our future tax benefits, the timing may be significantly delayed.

Our ability to recognize tax benefits on future domestic U.S. tax losses and our existing U.S. net operating loss position may be limited under applicable tax laws.

We have generated substantial net operating losses (“NOLs”), loss carryforwards and other tax attributes for U.S. tax purposes that can be used to reduce our future federal income tax obligations. Our ability to fully use these tax assets (including NOLs of approximately $1.8 billion as of September 30, 2012) will be adversely affected if we have an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by “five-percent shareholders” (as that term is defined for purposes of Section 382 of the Internal Revenue Code) in any three-year period. We may experience an “ownership change” in the future as a result of changes in our stock ownership.

On October 8, 2009, our board of directors adopted a Tax Benefit Preservation Plan (the “Plan”), which, as amended, was approved by our stockholders at our 2010 annual meeting. We also adopted certain amendments to our amended and restated bylaws (the “Bylaw Amendment”) and at our 2010 annual meeting our stockholders approved certain amendments to our amended and restated certificate of incorporation (the “Charter Amendment”). The Plan, the Bylaw Amendment and the Charter Amendment were implemented in order to protect our ability to utilize our NOLs and other tax assets and prevent an “ownership change” under U.S. federal income tax rules, by restricting or discouraging certain transfers of our common stock that would (i) create or result in a person becoming a five-percent shareholder under Section 382 of the Internal Revenue Code or (ii) increase the stock ownership of any existing five-percent shareholder under Section 382. The Plan is subject to approval by our stockholders every three years, and there can be no assurance that the Plan will be reapproved by the stockholders at our 2013 Annual Meeting.

However, there is no guarantee that these steps will be effective in protecting our NOLs and other tax assets. The amount of our NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of our NOLs and other tax assets, which could result in an increase in our liability in the future for income taxes. In addition, determining whether an “ownership change” has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 of the Internal Revenue Code and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, even though we currently have several measures in place to protect our NOLs (such as the Plan, the Bylaw Amendment and the Charter Amendment), we cannot provide any assurance that the IRS or other taxing authority will not claim that we have experienced an “ownership change” and attempt to reduce the benefit of our tax assets.

Legislation and regulatory changes and interpretations could harm our mortgage insurance business.

Our mortgage insurance business may be affected by the application of federal and state lending, housing and insurance laws and regulations and by changes in these laws and regulations.

In particular, our mortgage insurance business may be significantly impacted by the following:

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The Dodd-Frank Act and the rules and regulations developed pursuant to this act, including in particular the definitions of “qualified mortgage” and “qualified residential mortgage” that are ultimately adopted. See “The Dodd-Frank Wall Street Reform and Consumer Protection Act may have a material effect on our mortgage insurance and financial guaranty businesses.”;

•

Legislation impacting the charters or business practices of the GSEs. See “Because most of the mortgage loans that we insure are sold to Freddie Mac and Fannie Mae, changes in their charters or business practices could significantly impact our mortgage insurance business.”;

•	Legislative reform of the U.S. housing finance system;

•	Legislation and regulation impacting the FHA and its competitive position versus private mortgage insurers. See “Our mortgage insurance business faces intense competition.”;

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State insurance laws and regulations that address, among other items, licensing of companies to transact business, claims handling, reinsurance requirements, premium rates, policy forms offered to customers, and requirements for risk-to-capital ratios, minimum policyholder positions, reserves, surplus, reinsurance and payment of dividends. See “Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty’s ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.”;

•

The application of federal programs, such as HAMP and HARP, developed under the U.S. Treasury Department’s Homeownership Affordability and Stability Plan and other state or federal programs aimed at supporting borrowers and the housing market;

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The application of RESPA, the Fair Credit Reporting Act and other laws to mortgage insurers, including with respect to captive reinsurance arrangements. See “We are subject to the risk of private litigation and regulatory proceedings.”; and

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The implementation in the U.S. of the Basel II capital adequacy requirements and the Basel III guidelines. See “The implementation of the Basel II capital adequacy requirements and the Basel III guidelines may discourage the use of mortgage insurance.”

Any of the items discussed above could harm our operating results, financial condition and business prospects. In addition, our mortgage insurance business could be impacted by new legislation or regulations, as well as changes to existing legislation or regulations, that are not currently contemplated and which could occur at any time.

The implementation of the Basel II capital adequacy requirements and the Basel III guidelines may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord (“Basel I”), which established international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, “Basel II”). Basel II has been implemented by many banks in the U.S. and many other countries in 2009 and 2010. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities. The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim.

In September 2010, the Basel Committee released Basel III guidelines, which will increase the capital requirements of certain banking organizations. In June 2012, federal regulators requested public comments on proposed rules to implement Basel III. Among other provisions, the proposed rules contain a range of risk weightings for residential mortgages held for investment by certain banking organizations, with the specific weighting dependent upon, among other things, a loan’s LTV. Significantly, unlike the previous Basel rules, the proposed Basel III rules do not consider mortgage insurance when calculating a loan’s risk weighting. As a result, the rules, if implemented as proposed, may reduce the incentive of banking organizations to purchase mortgage insurance for loans held for investment. In addition, the proposed Basel III rules continue to afford FHA-insured loans a lower risk weighting than loans with private mortgage insurance, which could give FHA-insured loans a competitive advantage over loans insured by private mortgage insurance. It is uncertain what form the final rules will take and therefore we are not yet able to fully evaluate the potential effects of the Basel III guidelines on our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act may have a material effect on our mortgage insurance and financial guaranty businesses.

The Dodd-Frank Act contains many new regulations and mandates additional significant rulemaking by several regulatory agencies to implement its far reaching provisions. Therefore, the full scope of the Dodd-Frank Act and its impact on our mortgage insurance and financial guaranty businesses will remain uncertain until the final rules are implemented. The Dodd-Frank Act, among other things:

•	establishes the CFPB to regulate the offering and provision of consumer financial products or services under federal law, including residential mortgages;

•

requires securitizers to retain some of the risk associated with mortgage loans that they transfer, sell or convey, unless the mortgage loans are “qualified residential mortgages” (“QRMs”) or are insured by the FHA or another federal agency. The Dodd-Frank Act provides that the definition of QRMs will be determined by six separate regulators, with consideration to be given, among other things, to the presence of mortgage insurance. In March 2011, regulators released a proposed rule that would only include loans with a 20% down payment in the QRM definition and, as required by the Dodd-Frank Act, exempts FHA-insured loans from the risk retention requirements and exempts loans guaranteed by the GSEs while the GSEs are in conservatorship. The proposed rule, however, does not include lower down payment loans that are insured by private mortgage insurance, which would make privately-insured loans less competitive than FHA-insured loans, other than with respect to the GSE exemption mentioned above. A portion of our primary risk in force insures loans for which the down payment was less than 20%. The following table shows percentage of our primary risk in force by loan to value ratio (LTV) for 2011 and the first nine months of 2012:

($ in millions)	September 30, 2012		December 31, 2011
Total primary risk in force by LTV 80% and below
80.00% to 85.00%	$3,092	9.3%	$2,772	9.0%
85.01% to 90.00%	12,679	38.4	11,861	38.6
90.01% to 95.00%	12,473	37.8	10,735	35.0
95.01% and above	4,776	14.5	5,324	17.4

Total Primary	$33,020	100.0%	$30,692	100.0%

Given the volume of comments that the regulators received in response to its proposed “QRM” definition and the number of regulators involved in this determination, it is not known when the final QRM rule will be issued or what it will provide regarding private mortgage insurance;

•

authorizes regulators to issue regulations prohibiting a creditor from making a residential mortgage loan unless the creditor makes a reasonable and good faith determination that, at the time the loan is consummated, the consumer has a reasonable ability to repay the loan. The Dodd-Frank Act provides that a creditor may presume that a borrower will be able to repay a loan if the loan has certain low-risk characteristics that meet the definition of a “Qualified Mortgage.”

On January 10, 2013, the CFPB issued the final rule that contains the ability to repay and Qualified Mortgage standards. The final rule will become effective on January 10, 2014. Loans that meet the definition of a Qualified Mortgage under the rule will receive either a rebuttable or conclusive presumption of compliance with the rule’s ability to repay requirements depending upon the pricing of the loan relative to average prime offer rate (APOR). Most notably for the private mortgage insurance industry, the new rule also establishes a temporary alternative Qualified Mortgage definition applicable to any loans that are eligible to be purchased, guaranteed, or insured by the GSEs, FHA, and VA and that satisfy certain requirements with regard to risky loan features (e.g., no negative amortization, and generally no balloons or interest-only features) and a strict limitation on points and fees. Coverage of GSE-eligible loans will sunset when the conservatorship ends. This provision expires seven years after the effective date of the rule (unless the respective agencies establish different definitions).

To qualify as a Qualified Mortgage, the points and fees payable in connection with the loan may not exceed 3% of the total loan amount (for loans of $100,000 or more; different limitations apply to smaller balance loans). As it relates to private mortgage insurance, any premium charges payable after closing (e.g., monthly premiums) are excluded from the points and fees calculation. With regard to up-front private mortgage insurance premiums (premium charges payable at or before closing), the portion of the premium that is not in excess of the then current up-front FHA premium at the time of the loan’s origination is also excluded from the points and fees calculation, while any portion that is in excess of the current FHA up-front premium is included in the calculation of points and fees. Unlike with private MI, the final rule excludes any premium or other charge imposed in connection with FHA and VA insurance or guarantees from the calculation of points and fees. We offer mortgage insurance products that provide for up-front premiums. We currently are evaluating the impact, if any, that the new Qualified Mortgage definition may have on the structure, marketability and pricing of these products.

There is a risk that the final ability to repay rule will restrict the size of the overall mortgage market, and consequently, the number of loans requiring private mortgage insurance, due to the unwillingness of creditors to make non-qualified mortgages. Further, the bifurcation between loans that are eligible for either a conclusive or a rebuttable presumption could also further impact the market for loans generally available for private mortgage insurance. We are continuing to review this rule and to evaluate its potential impact on the mortgage market generally and the private mortgage insurance industry, in particular;

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sets new limitations and restrictions on banking, derivatives and asset-backed securities that may make it more difficult for us to commute, restructure, hedge or otherwise mitigate losses or reduce exposure on our existing financial guaranty portfolio; and

•

establishes a Federal Insurance Office within the Department of the Treasury. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office will perform various functions with respect to insurance, including serving as a non-voting member of the Financial Stability Oversight Council and making recommendations to the Council regarding insurers to be designated for more stringent regulation. The director is also required to conduct a study on how to modernize and improve the system of insurance regulation in the United States, including by increased national uniformity through either a federal charter or effective action by the states.

We cannot predict the requirements of the regulations ultimately adopted under the Dodd-Frank Act, the effect such regulations will have on financial markets generally, or on our mortgage insurance and financial guaranty businesses specifically, the additional costs associated with compliance with such regulations, and any changes to our operations that may be necessary to comply with the Dodd-Frank Act, any of which could have a material adverse effect on our businesses, cash flows, financial condition and results of operations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes in exchange for the Old Notes. Any Old Notes that are properly tendered and accepted for exchange pursuant to the Exchange Offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges and to combined fixed charges from continuing operations. Earnings consist of income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net income of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest and an estimate of interest expense within rental expense. Radian Group does not have any outstanding shares of preferred stock.

(In thousands)	Nine Months Ended September 30, 2012	Fiscal Years Ended December 31,

		2011	2010	2009	2008	2007

Net (loss) earnings and fixed charges	$(246,509)	431,519	(1,521,450)	(215,960)	(642,423)	(1,545,048)
Ratio of net (loss) earnings and fixed charges to fixed charges(2)	(1)	6.8x	(1)	(1)	(1)	(1)

(1)	For the nine months ended September 30, 2012, and in 2010, 2009, 2008 and 2007, earnings were not adequate to cover fixed charges in the amount of $(246,509), $(1,521,450), $(215,960), $(642,423) and $(1,545,048), respectively.
(2)	Interest on tax accruals that are non-third party indebtedness is excluded from the calculation.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the issuance of the Old Notes in connection with our private exchange offer on January 4, 2013, we entered into a registration rights agreement with the dealer manager of the private exchange offer (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to file a registration statement with the SEC relating to the Exchange Offer within 90 calendar days of the original issue date of the Old Notes. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC as soon as reasonably practicable after the filing thereof and to consummate this Exchange Offer no later than 60 calendar days after the registration statement is declared effective. See “Registration Rights Agreement.”

The Exchange Offer is not being made to holders of Old Notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the Registration Rights Agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on January 7, 2013, and is available from us upon request. See “Available Information.”

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Registration Rights Agreement” and “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying Letter of Transmittal, which together constitute the Exchange Offer, we will accept for exchange Old Notes that are properly tendered before 11:59 p.m., New York City time, on the Expiration Date and not validly withdrawn as permitted below. We will issue a like principal amount of New Notes in exchange for the principal amount of the corresponding Old Notes tendered under the Exchange Offer. As used in this prospectus, the term “Expiration Date” means                      , 2013 which is the twentieth business day of the offering period. However, if we extend the period of time for which the Exchange Offer is open, the term “Expiration Date” means the latest date to which we extend the Exchange Offer. See “—Expiration Date; Extensions; Amendments.”

As of the date of this prospectus, $195,176,000 aggregate principal amount of the Old Notes is outstanding, all of which is held by persons other than the Company or its subsidiaries. The Old Notes were issued under the Senior Indenture. This prospectus, together with the Letter of Transmittal, is first being sent on or about , 2013, to all holders of Old Notes known to us. Our obligation to accept Old Notes for exchange in the Exchange Offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” Assuming we have not previously elected to terminate the Exchange Offer, upon satisfaction or waiver of the conditions listed below, we will exchange up to the aggregate principal amount of Old Notes that are tendered in compliance and pursuant to the terms and conditions of the Exchange Offer described in this prospectus and accompanying Letter of Transmittal for New Notes. The Exchange Offer is subject to certain conditions customary in transactions of this nature. We may waive these conditions at our sole discretion.

Old Notes tendered in the Exchange Offer must be in denominations of $1,000 and integral multiples thereof. No alternative, conditional or contingent tenders will be accepted. No dissenters’ rights of appraisal exist with respect to the Exchange Offer.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying Letter of Transmittal.

From time to time after the Expiration Date, we or our affiliates may acquire any Old Notes that are not tendered and accepted in the Exchange Offer or any New Notes issued in the Exchange Offer through privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Senior Indenture governing the Old Notes and the New Notes), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

Expiration Date; Extensions; Amendments

The Expiration Date is 11:59 p.m., New York City time, on                      , 2013, unless extended, in which case the Expiration Date will be such time and date to which the Expiration Date is extended.

We, in our sole discretion, may elect to extend the Expiration Date for any reason, subject to applicable law. We will extend the Exchange Offer as required by applicable law, subject to our right to terminate the Exchange Offer. If we extend the Expiration Date, we will notify the Exchange Agent and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that we are extending the Expiration Date for a specified period or on a daily basis. During any such extension, all Old Notes previously tendered in an extended Exchange Offer will remain subject to such Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the Exchange Offer.

We expressly reserve the right, subject to applicable law:

•	to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept any Old Notes; and

•	to amend, modify or waive at any time, or from time to time, the terms of the Exchange Offer in any respect, including waiver of any conditions to consummation of the Exchange Offer.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release or other public announcement, in which we will also disclose the number of Old Notes tendered as of the date of such notice. In the event of any material change in the exchange offer, we will, to the extent required by law, extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the offering period following notice of the material change.

Settlement Date

We will deliver the New Notes on the settlement date, which is expected to be                      , 2013 (the “Settlement Date”). We will not be obligated to deliver New Notes unless the Exchange Offer is consummated. If, on the Expiration Date, all conditions have been or concurrently are satisfied or waived by us, we will accept for exchange on the Settlement Date all Old Notes validly tendered in the Exchange Offer as of the Expiration Date, and the exchange for such Old Notes will be made promptly thereafter. The Settlement Date will promptly follow the Expiration Date and is expected to be the third business day after the Expiration Date.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth below and our acceptance of Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, for a holder to validly tender Old Notes for exchange pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantee or, in the case of a book-entry transfer, an agent’s message (as defined below) in lieu of such Letter of Transmittal, and any other required documents must be received by Global Bondholder Services Corporation, as exchange agent (the “Exchange Agent”), at the address set forth under “—Exchange Agent” prior to the Expiration Date. In addition, a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Notes into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfer, as described below under “—Book-Entry Transfers,” must be received by the Exchange Agent prior to the Expiration Date.

Tender instructions will be accepted only in a minimum principal amount equal to $1,000 and integral multiples thereof. New Notes will be issued in minimum denominations of $1,000 and integral multiples thereof. We will not accept any tender of any Old Notes if the holder tendering such Old Notes would, upon consummation of the Exchange Offer, hold less than $1,000 principal amount of such Old Notes.

To tender Old Notes that are held through DTC, DTC participants should transmit their acceptance through the ATOP procedures of DTC. DTC is expected to then edit and verify the acceptance and send an agent’s message to the Exchange Agent for its acceptance. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Exchange Agent in order to validly tender their Old Notes, unless an agent’s message is not delivered by DTC. If the Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Letter of Transmittal must be accompanied by appropriate bond powers, signed exactly as the name of the registered holder appears on the security position listing, with the signature on the bond powers guaranteed as described below.

Any beneficial owner whose Old Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes should contact such registered holder promptly and instruct the holder to tender such Old Notes on the beneficial owner’s behalf. If such beneficial owner wishes to tender such Old Notes itself, such beneficial owner must, before completing and executing the Letter of Transmittal and delivering such Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Holders desiring to tender Old Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery and receipt by the Exchange Agent. No Letter of Transmittal or Old Notes should be sent to anyone other than the Exchange Agent.

Guarantee of Signature

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered for the account of an Eligible Guarantor Institution. An “Eligible Guarantor Institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the terms are defined in such Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a recognized participant (a “Medallion Signature Guarantor”) in the

Securities Transfer Agents Medallion Program. If Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the Exchange Agent determine in our sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by a Medallion Signature Guarantor.

Determinations of Validity

We or the Exchange Agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). Our or the Exchange Agent’s interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the Exchange Agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the Letter of Transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the Exchange Agent, proper evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

Book-Entry Transfers

For purposes of the Exchange Offer, the Exchange Agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the Exchange Agent already has established an account with DTC suitable for the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal (or facsimile thereof) or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth under “—Exchange Agent” prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

No Guaranteed Delivery

There are no guaranteed delivery provisions applicable to the Exchange Offer under the terms of this prospectus or any of the other offer materials. Holders must tender their Old Notes in accordance with the procedures set forth above under “—Procedures for Tendering Old Notes.”

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes; Return of Old Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept for exchange all outstanding Old Notes validly tendered and not validly withdrawn pursuant to the Exchange Offer.

For purposes of the Exchange Offer, we shall be deemed to have accepted validly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the Exchange Agent.

Upon the terms and subject to the conditions of the Exchange Offer, delivery of the New Notes will be made on the Settlement Date upon receipt of such notice. The Exchange Agent will act as agent for participating holders of the Old Notes for the purpose of receiving Old Notes from, and transmitting New Notes to such holders. With respect to tendered Old Notes that are to be returned to holders, such Old Notes will be returned without expense to the tendering holder promptly (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to the account maintained at DTC from which such Old Notes were delivered) after the expiration or termination of the Exchange Offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the Exchange Agent of:

•	a timely book-entry confirmation of such Old Notes into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an agent’s message in lieu thereof; and

•	all other required documents.

If, for any reason, acceptance for exchange of tendered Old Notes, or issuance of New Notes in exchange for validly tendered Old Notes pursuant to the Exchange Offer is delayed, or we are unable to accept tendered Old Notes for exchange or to issue New Notes in exchange for validly tendered Old Notes pursuant to the Exchange Offer, then the Exchange Agent may, nevertheless, on behalf of us, retain the tendered Old Notes, without prejudice to our rights described under “—Expiration Date; Extensions; Amendments” above, “—Conditions to the Exchange Offer” below and “—Withdrawal Rights” below, but subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Old Notes tendered promptly after the termination or withdrawal of the Exchange Offer.

If any tendered Old Notes are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, such Old Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Old Notes promptly following the Expiration Date or the termination of the Exchange Offer.

The New Notes will bear interest from January 4, 2013. Holders of Old Notes that are tendered and accepted for exchange will receive interest on the New Notes and not on the Old Notes, provided that they will receive interest on the Old Notes and not the New Notes if and to the extent the record date for such interest payment occurs prior to completion of the Exchange Offer. Any Old Notes not tendered will remain outstanding and continue to accrue interest according to their terms. Under no circumstances will any additional interest be payable because of any delay by the Exchange Agent or DTC in the transmission of funds to the holders of accepted Old Notes or otherwise.

Tendering holders of Old Notes accepted in the Exchange Offer will not be obligated to pay brokerage commissions or fees to us or the Exchange Agent or, except as set forth below, to pay transfer taxes with respect to the exchange of their Old Notes. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Withdrawal Rights

Old Notes tendered before the Withdrawal Date may be withdrawn at any time prior to the Withdrawal Date. After the Withdrawal Date, Old Notes tendered and not previously withdrawn may not be withdrawn, unless required by law. To be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth under “—Exchange Agent” on or prior to the Withdrawal Date. This notice must:

•

specify the name of the person having tendered the Old Notes to be withdrawn and, if different, the name of the registered holder of such Old Notes (or, in the case of Old Notes tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position as the owner of such Old Notes);

•	identify the Old Notes to be withdrawn (including the principal amount of such Old Notes);

•

unless transmitted through ATOP, be signed by the holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Old Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable agent’s message), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Old Notes; and

•

if the Letter of Transmittal was executed by a person other than the registered holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Old Notes have been tendered for the account of an Eligible Guarantor Institution.

Withdrawal of Old Notes may only be accomplished in accordance with the foregoing procedures. Withdrawal of tenders of Old Notes may not be rescinded, and any Old Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, Old Notes validly withdrawn may thereafter be retendered at any time on or before the Expiration Date by following the procedures described under “—Procedures for Tendering Old Notes.”

We or the Exchange Agent, in our discretion, will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. None of us, the Trustee for the Old Notes, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and may terminate or amend the Exchange Offer, if at any time prior to 11:59 p.m., New York City time, on the Expiration Date any of the following events occurs:

(a)	the Exchange Offer or the making of any exchange by a holder of Old Notes would violate applicable law or any applicable interpretation thereof by the staff of the SEC; or

(b)	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the Exchange Offer or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer;

or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

(c)	there shall have occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transaction contemplated by the Exchange Offer,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

(d)	any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the Old Notes or the New Notes; or

(e)	any event or events shall have occurred that in our reasonable judgment might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our absolute discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders notice of any amendments and will extend the Expiration Date if required by applicable law.

Subject to applicable law, we expressly reserve the right, in our sole discretion, to terminate the Exchange Offer at any time. If we terminate the Exchange Offer, all of the Old Notes theretofore tendered and not validly withdrawn pursuant to such terminated Exchange Offer and not accepted for exchange will be returned promptly to the tendering holders thereof in accordance with applicable law at our expense. See “—Acceptance of Old Notes for Exchange; Delivery of New Notes; Return of Old Notes” above.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any Old Notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Senior Indenture under the Trust Indenture Act of 1939, as amended. We are required to use our commercially reasonable efforts to obtain the withdrawal or lifting of any order suspending the effectiveness of a registration statement at the earliest possible time.

Exchange Agent

Global Bondholder Services Corporation has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth below. Manually signed copies of the Letter of Transmittal will be accepted. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail, By Overnight Courier or By Hand

By Facsimile (For Eligible Institutions Only) (212) 430-3775/3779 Attention: Corporate Actions	65 Broadway, Suite 404 New York, NY 10006 Attention: Corporate Actions	Banks and Brokers Call: (212) 430-3774 All Others Call Toll Free: (866) 873-6300

Confirmation: (212) 430-3774

Delivery of the Letter of Transmittal to an address other than to the address of the Exchange Agent set forth above or transmission of such Letter of Transmittal via facsimile other than as set forth above does not constitute a valid delivery of the Letter of Transmittal.

Other Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We have agreed to indemnify the holders of the Old Notes and the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. All registration expenses, including fees and expenses of the Trustee under the Senior Indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses, to the extent applicable, will be paid by us.

If a tendering holder handles the transaction through a broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of Old Notes in the Exchange Offer unless you instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Old Notes

Holders of Old Notes who do not exchange their Old Notes for New Notes under this Exchange Offer will remain subject to the restrictions on transfer of such Old Notes as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Old Notes under the Securities Act. See “Registration Rights Agreement.”

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes will generally be freely transferable by holders after the Exchange Offer without further registration and prospectus delivery requirements under the Securities Act, subject to certain representations required to be made by each holder of New Notes, as set forth below. However, any holder of New Notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes for its own account other than as a result of market-making activities or other trading activities:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be entitled to tender its Old Notes in the Exchange Offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the Exchange Offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the New Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the Exchange Offer. The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. The costs of the Exchange Offer will be amortized over the life of the New Notes.

DESCRIPTION OF NEW NOTES

The New Notes will be issued as a separate series of debt securities under the Senior Indenture, dated as of June 7, 2005, between Radian Group Inc. and U.S. Bank National Association (the “Trustee”), as successor trustee to Wells Fargo Bank, NA (the “Senior Indenture”) and the officers’ certificate under which Radian Group designates the terms of the New Notes pursuant to the Senior Indenture. The following summary of certain provisions of the Senior Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Indenture and the New Notes, including the definitions therein of certain terms. Whenever particular provisions of or terms defined in the Senior Indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made. For purposes of this section, “New Notes” and “notes” will be used interchangeably. As used in this “Description of New Notes” section, unless the context otherwise requires, references to “we,” us, “our” or “the Company” refer to Radian Group Inc. alone without its consolidated subsidiaries.

General

The notes will be issued as a series of debt securities under the Senior Indenture. The notes will be initially issued in the same aggregate principal amount as the Old Notes acquired by us in the Exchange Offer. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and interest rate, maturity and other terms as the notes (except for the issue price and issue date). Any additional notes having such similar terms, together with the notes, will constitute a single series of debt securities under the Senior Indenture.

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2017. The notes are not subject to any sinking fund or mandatory redemption provision. The notes are available for purchase in denominations of $1,000 and integral multiples thereof.

Interest

Each note will bear interest at the rate of 9.000% per year from January 4, 2013, payable semiannually in arrears on June 15 and December 15 of each year, each of which we sometimes refer to in this prospectus as an “interest payment date,” to the person in whose name such note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a business day). Holders of Old Notes that are tendered and accepted for exchange will receive interest on the New Notes and not on the Old Notes, provided that they will receive interest on the Old Notes and not the New Notes if and to the extent the record date for such interest payment occurs prior to completion of the Exchange Offer. Any Old Notes not tendered will remain outstanding and continue to accrue interest according to their terms. In the case of notes that have been called for redemption, interest will in some cases be payable to the holder of the notes on the redemption date. The initial interest payment date will be June 15, 2013. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. A “business day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or at a place of payment under the Senior Indenture are authorized or obligated by law or executive order to remain closed.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. However, under certain indentures governing our senior notes, any lien that we grant on the stock of certain subsidiaries would also have to secure the indebtedness under these indentures, which would cause all such indebtedness to rank senior to the notes. The notes will effectively rank subordinate to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future liabilities, including claims with respect to insured policies and trade payables, of our subsidiaries. Any right of ours to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

We are a holding company and do not have any significant operations of our own. Because most of our operations are conducted through our insurance subsidiaries, most of our cash flow and, consequently, our ability to pay any amounts due on the notes, depend on the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or permitted payments under tax- and expense-sharing arrangements, supplemented with borrowings. However, the notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay holders any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments, although we do have expense-sharing arrangements in place with our principal operating subsidiaries under which they have agreed to pay us their share of holding-company-level expenses, including interest expense on our long-term debt. Our insurance subsidiaries’ ability to pay dividends to us is subject to, among other things, various conditions imposed by the insurance regulations of the states where they are domiciled, by Freddie Mac and Fannie Mae, and by certain rating agencies (to avoid a downgrade). As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure any of our indebtedness will first be used to repay that indebtedness. Any assets remaining after such repayment will be used to satisfy our payment obligations under the notes and other liabilities that rank equally in right of payment to the notes. There may not be sufficient assets to pay any or all of the amounts due on the notes then outstanding.

We currently have no secured debt outstanding, but we do have outstanding approximately $80 million principal amount of 5.625% senior notes due in 2013, approximately $54.8 million principal amount of 5.375% senior notes due in 2015, approximately $195.2 million principal amount of 9.000% senior notes due in June 2017 (which amount will be reduced by the amount of Old Notes exchanged for New Notes) and $450 million principal amount of 3.00% convertible senior notes due in November 2017. As of September 30, 2012, our subsidiaries had approximately $137.9 million face-value of indebtedness (exclusive of claims with respect to insured policies and trade payables) that would effectively rank senior to the notes. This indebtedness is entirely comprised of secured indebtedness of variable interest entities that are consolidated in our financial results pursuant to the accounting standard regarding variable interest entities. Certain of our subsidiaries guarantee substantially all of this indebtedness. See “Risk Factors—Risks Related to the New Notes—Because the New Notes will be issued by Radian Group, which is a holding company, the New Notes will be structurally subordinated to the obligations of our subsidiaries.”

The Senior Indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we may create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries may create, incur, assume or guarantee.

Optional Redemption

We will have the option to redeem the notes, at any time in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price, which we sometimes refer to in this prospectus as a “Redemption Price,” equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed, or

(ii)	the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, as calculated by an Independent Investment Banker.

In each case, the Redemption Price is payable together with accrued and unpaid interest on the notes to be redeemed on the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the second business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed, or “Remaining Life.”

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

If we have given notice of redemption as provided in the Senior Indenture, the notes to be so redeemed shall, on the date of redemption, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless we shall default in the payment of the Redemption Price and accrued interest) such notes shall cease to bear interest. If any note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at 9.000% per year.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes through privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine.

Certain Covenants

The notes will include the following additional covenants:

Limitation on Liens of Stock of Designated Subsidiaries

Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the present or future capital stock of any designated subsidiary unless the notes, and at our election, any other indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security, are secured equally and ratably with such indebtedness for at least the time period this indebtedness is so secured. Notwithstanding the foregoing, we may, without securing the notes or such other indebtedness, incur liens existing on such capital stock before the acquisition thereof by us or by any designated subsidiary so long as (1) such lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition, (2) such lien will not apply to capital stock of any other designated subsidiary and (3) such lien will secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements of the foregoing liens that do not increase the outstanding principal amount secured by such liens and do not extend to capital stock of any other designated subsidiary.

Limitation on Sales of Capital Stock of Designated Subsidiaries

Neither we nor any of the designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a designated subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless (1) we dispose of the entire capital stock of the designated subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair market value of the capital stock or (2) we sell, transfer or otherwise dispose of any capital stock of a designated subsidiary for at least fair market value (in the opinion of our board of directors) and, after giving effect thereto, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of such designated subsidiary.

Certain Definitions

“Designated subsidiary” means any present or future consolidated subsidiary, the consolidated stockholders’ equity of which constitutes at least 15% of our consolidated stockholders’ equity. As of the date hereof, our designated subsidiaries are Radian Guaranty, Radian Asset Assurance and Radian Insurance.

“Indebtedness” means, with respect to any person:

(1)	the principal of, and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

(2)	all capitalized lease obligations of that person;

(3)	all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days);

(4)	all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business;

(5)	all obligations of that person under interest swap agreements, interest rate cap agreements and interest collar agreements and other agreements or arrangements designed to protect that person against fluctuations in interest rates;

(6)	all obligations of the type referred to above of other persons and all dividends of other persons for which that person is responsible or liable as obligor, guarantor or otherwise, except Indebtedness will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) financial guaranties made by an insurance company (including a financial guaranty company) as an incident to the conduct of its insurance business and in the ordinary course of such business;

(7)	all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person; and

(8)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Notwithstanding the foregoing, for the purposes of clauses (A) and (B) under “Events of Default” below, (i) Indebtedness of a person will not include any Conduit Indebtedness or any Insured Indebtedness of that person or any guaranty of that type of Indebtedness by such person in the ordinary course of its business, and (ii) in connection with the purchase by a person of any business, the term Indebtedness will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing so long as at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due. “Conduit Indebtedness” means, with respect to a person, Indebtedness of a special purpose entity or subsidiary of such person that is consolidated on such person’s financial statements in accordance with GAAP so long as (i) the proceeds of such debt are used by such special purpose entity or subsidiary to make loans to, or to purchase assets from, another person that is not an affiliate of such person, in the ordinary course of business and (ii) such Indebtedness and/or any payment with respect to accounts receivable and other assets underlying such Indebtedness are guaranteed by the former person or one or more of its subsidiaries, in the ordinary course of business. “Insured Indebtedness” means, with respect to a person, any Indebtedness of such person or its subsidiaries that is guaranteed by such person or another subsidiary of such person that is an insurance company (including a financial guaranty company) so long as the proceeds of such Indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a person that is not an affiliate of such person, in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to us:

(1)	any corporation of which at least a majority of the outstanding stock having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors of such corporation, is at the time, directly or indirectly, owned or controlled by us or by one or more of our subsidiaries (or any combination thereof);

(2)	any partnership (a) of which we or one of our subsidiaries is the sole general partner or the managing general partner or (b) the only general partners of which are us or one or more of our subsidiaries (or any combination thereof); or

(3)	any other business entity of which more than 50% of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more of our subsidiaries (or a combination thereof).

Events of Default

The Senior Indenture provides for the following events of default under a series of senior debt securities including the New Notes:

•	we fail to pay the principal on the securities when due;

•	we fail to pay interest on the securities when due and that failure continues for a period of 30 days;

•

we fail to observe or perform any other covenant, representation, warranty or other agreement in the Senior Indenture applicable to the securities and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding securities of that series; and

•	certain events of bankruptcy or insolvency occur, whether voluntary or not.

The New Notes will include the following additional events of default: (A) default on the payment of any scheduled principal of our indebtedness for money borrowed or any indebtedness for money borrowed of any of our designated subsidiaries (other than the notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million, when due and payable after giving effect to any applicable grace period and (B) default in the performance of any other term or provision of any of our indebtedness for money borrowed or any indebtedness for money borrowed of any of our designated subsidiaries (other than the notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million, which results in such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, which acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding, a written notice specifying such default or defaults.

If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee has actual knowledge thereof, the trustee will mail to the holders of the New Notes a notice to that effect within 90 days after the default occurs. Except in the case of a default or event of default in the payment of principal or interest, the trustee may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders.

The Senior Indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

A holder may pursue a remedy directly under the Senior Indenture but, before doing so, the following must occur:

•	the holder must give to the trustee written notice that an event of default has occurred and is continuing;

•	the holders of at least 25% in principal amount of the then outstanding securities of that series must make a written request to the trustee to pursue the remedy;

•	the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

•	the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

•	during the 30 day period, the holders of a majority in principal amount of the then outstanding securities of such series do not give the trustee a direction inconsistent with the written request.

However, holders have an absolute right to receipt of principal or interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of notes to bring suit for the enforcement of any payments of principal or interest on the notes on or after the respective due dates may not be impaired or affected without the consent of that holder.

The holders of a majority in principal amount of the securities of a series may by notice to the trustee on behalf of all holders waive any past defaults, except (A) a continuing default in the payment of principal or interest on the securities of that series, and (B) a continuing default in respect of a covenant or provision of the Senior Indenture or Officers’ Certificate that cannot be amended or modified without the consent of each holder.

We periodically will file statements with the trustee regarding our compliance with the terms, provisions and conditions of the Senior Indenture.

Further Issuances

We may, from time to time, without notice to or the consent of the holders or the beneficial owners of the New Notes, create and issue additional notes having the same terms as the New Notes in all respects (except for the issue date, issue price, payment of interest accruing prior to the issue date of the notes and, in some cases, the initial interest payment date of the notes), so that such additional notes may be consolidated and form a single series with the New Notes. If the additional notes are not fungible with the previously outstanding New Notes for federal income tax purposes, such additional notes will have a separate CUSIP number.

Modifications and Amendments

Except as provided below, or more fully specified in the Senior Indenture, the Senior Indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of the securities then outstanding of all series affected by the amendment or supplement, treating the holders of all such securities as a single class. In addition, the holders of a majority in principal amount of the securities then outstanding of all series affected by the waiver, treating the holders of all such securities as a single class, may waive defaults under, or compliance with, the provisions of the Senior Indenture. However, some amendments or waivers require the consent of each holder of any senior debt security affected. Without the consent of each affected holder, an amendment or waiver may not:

•	reduce the principal amount of the securities of any series whose holders must consent to an amendment, supplement or waiver;

•

reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of any securities of any series or alter the provisions with respect to the redemption of the securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on any security of any series;

•	impair the right, if any, to convert the securities into common stock;

•

waive a default or event of default in the payment of principal of, interest or premium on, the securities of any series, except a rescission of acceleration of the securities by the holders of a majority in aggregate principal amount of the securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make any security of any series payable in currency other than that stated in the securities of that series;

•

make any change in the provisions of the Senior Indenture relating to waivers of past defaults or the rights of the holders of the securities to receive payments of principal of, interest or premium, if any, on the securities;

•	waive a redemption payment with respect to any security;

•

make any change in the right of any holders of the securities regarding waivers of defaults or impair or affect the right of any holder of a security of any series to receive payment of principal, interest or premium, if any, on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.

We and the trustee under the Senior Indenture may amend or supplement the Senior Indenture or the securities of any series issued thereunder without the consent of any holder:

•

to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the Senior Indenture as permitted by the Senior Indenture;

•	to add other covenants, restrictions or conditions for the protection of the holders of any series of the securities;

•	to add events of default;

•	to provide for the issuance of the securities in coupon form and to provide for exchangeability of those securities under the indenture in fully registered form;

•	to provide for the issuance of and to establish the form, terms and conditions of the securities of any series;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any of the provisions of the Senior Indenture necessary to provide for or facilitate the administration of the trusts under the Senior Indenture by more than one trustee;

•

to cure any ambiguity, or to correct or supplement any provision in the Senior Indenture that may be defective or inconsistent with any other provision contained in the Senior Indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of securities of any series are not adversely affected in any material respect under that indenture; or

•	to comply with the requirements of the Securities and Exchange Commission or to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Satisfaction and Discharge

Upon our request, the Senior Indenture will no longer be effective with respect to the New Notes for all but certain specified purposes if either:

•

all outstanding New Notes have been delivered to the trustee for cancellation, we have paid all sums payable in respect of the New Notes and we have delivered to the trustee a certificate and opinion of legal counsel that all conditions precedent to satisfaction and discharge have been fulfilled; or

•

the only New Notes that remain outstanding have, or within one year will, become due and payable or are to be called for redemption, we have deposited with the trustee funds that are sufficient to make all future payments, we have paid all other sums payable in respect of the New Notes, and we have delivered to the trustee a certificate and opinion of counsel that all conditions precedent to satisfaction and discharge have been fulfilled.

Methods of Receiving Payments on the Notes

If a holder of the notes has given us wire transfer instructions, we will pay all principal, interest, and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of notes.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

The notes may be transferred or exchanged in accordance with the Senior Indenture. The registrar and the trustee may require a holder of the notes, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Senior Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as its owner for all purposes under the Senior Indenture.

Governing Law

The Senior Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You, as the beneficial owner of notes, will not receive certificates representing ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the Senior Indenture. Except as provided below and in the prospectus, you, as the beneficial owner of interests in the global notes, will not be entitled to have notes registered in your name, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or holder thereof under the Senior Indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the Senior Indenture. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Beneficial owners may experience delays in receiving distributions on their notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in notes represented by a global notes certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global notes certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of notes, or if an owner of a beneficial interest in a global note such as you desires to take any action which a holder of notes is entitled to take under the Senior Indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of our directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of our obligations under the notes, the Senior Indenture, or for any claim based on, in respect of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

REGISTRATION RIGHTS AGREEMENT

On January 4, 2013, we and the dealer manager of the private exchange offer entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to conduct this Exchange Offer, whereby holders of Old Notes can exchange their Old Notes for a like aggregate principal amount of substantially identical New Notes. We have filed with the SEC a registration statement (the “Exchange Offer Registration Statement”) with respect to the New Notes. Upon the effectiveness of this Exchange Offer Registration Statement, of which this prospectus is a part, we will offer to the holders of the Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes pursuant to the Exchange Offer.

The following description of the material provisions of the Registration Rights Agreement is a summary only. Because this section is a summary, it does not describe every aspect of the Registration Rights Agreement. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the Registration Rights Agreement, which is incorporated by reference into this Exchange Offer Registration Statement. A copy of the form of Registration Rights Agreement is also available upon request to us at our address as set forth under “Available Information.” In addition, the information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors are encouraged to consult their own legal advisors with respect to those matters.

Registration

Pursuant to the Registration Rights Agreement, we have agreed, for the benefit of the holders of the Old Notes, at our own expense, to use our commercially reasonable efforts:

•	to file this Exchange Offer Registration Statement with respect to the Exchange Offer no later than April 4, 2013, which is 90 days after the date of the Registration Rights Agreement;

•	to cause the Exchange Offer Registration Statement to be declared effective by the SEC under the Securities Act as soon as reasonably practicable after the filing thereof;

•	to commence the Exchange Offer promptly after the Exchange Offer Registration Statement is declared effective; and

•	to cause the Exchange Offer to be consummated not later than 60 days following the effectiveness of the Exchange Offer Registration Statement.

Once the Exchange Offer Registration Statement has been declared effective under the Securities Act, we will commence the Exchange Offer. We will keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Old Notes. For each Old Note surrendered to us pursuant to the Exchange Offer, the holder who surrendered such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from January 4, 2013, provided that holders will receive interest on the Old Notes and not the New Notes if and to the extent the record date for such interest payment occurs prior to completion of the Exchange Offer, or if no interest has been paid on such Old Note, from the original issue date of such Old Note.

Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by the holders, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any holder of Old Notes, however, who is our affiliate or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any participating broker-dealer who purchased the Old Notes for its own account other than as a result of market-making activities or other trading activities:

•	will not be able to rely on the interpretations by the staff of the SEC;

•	will not be entitled to tender its Old Notes in the Exchange Offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made under an exemption from those requirements.

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the New Notes as it has in other interpretations to third parties.

Each holder of Old Notes, who wishes to exchange the Old Notes for the New Notes in the Exchange Offer is required to represent to us that:

•	it is not our affiliate;

•	it is not a broker-dealer tendering Old Notes that it acquired in exchange for securities acquired directly from us for its own account;

•	the Old Notes being exchanged have been, and any New Notes to be received by it will be, acquired in the ordinary course of its business;

•

it has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, the distribution, within the meaning of the Securities Act, of the New Notes in violation of the provisions of the Securities Act; and

•

if it is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

In addition, in connection with resales of New Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. We believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we have agreed, for a period ending on the earlier of (i) 180 days from the date on which the registration statement covering the Exchange Offer by the SEC is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, to, subject to certain limitations, make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any New Notes acquired in the Exchange Offer.

Shelf Registration

If:

(1)	we are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy;

(2)	for any reason, the Exchange Offer is not consummated within the time period required by the Registration Rights Agreement; or

(3)

upon notice to us by any holder that (a) such holder is not eligible to participate in the Exchange Offer, (b) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by the holder or (c) such holder is a broker-dealer and holds Old Notes acquired directly from us or one of our affiliates, then we will, in addition to or instead of effecting the registration of the New Notes pursuant to the Exchange Offer Registration Statement, as the case may be,

•

on or prior to 90 days after the earlier of any event in (1), (2) or (3) above or, if later, April 4, 2013, file with the SEC a shelf registration statement covering resales of the Old Notes (the “Shelf Registration Statement”);

•	cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof; and

•

keep the Shelf Registration Statement effective until the earlier of the first anniversary of the effective date of the Shelf Registration Statement and the date all of the Old Notes covered by the Shelf Registration Statement have either been sold as contemplated in the Shelf Registration Statement or otherwise cease to be “Transfer Restricted Notes” within the meaning of the Registration Rights Agreement, provided, however, that we may fail to keep the Shelf Registration Statement effective and usable for offers and sales of Old Notes for specified periods under certain circumstances.

We will, in the event of the filing of a Shelf Registration Statement, provide to each holder of Old Notes that are covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement and notify each holder when the Shelf Registration Statement has become effective. A holder of Old Notes that sells the Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to the holder, including indemnification obligations.

Governing Law

New York law will govern the Registration Rights Agreement, without regard to its conflicts of law principles.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

An exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of Old Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of exchanging Old Notes for New Notes pursuant to the Exchange Offer. The holding period of the New Notes will be the same as the holding period of the Old Notes and the tax basis in the New Notes should be the same as the adjusted tax basis in the Old Notes as determined immediately before the exchange.

The preceding summary of tax consequences of the exchange of notes pursuant to the Exchange Offer does not discuss any tax consequences of acquiring, owning or disposing of the Old Notes or the New Notes aside from the tax consequences of the exchange itself. Holders of Old Notes or New Notes are encouraged to consult their own tax advisors concerning such matters.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement covering the Exchange Offer by the SEC is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities (the “Prospectus Delivery Period”), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. Any broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such Old Notes pursuant to the Exchange Offer. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

During the Prospectus Delivery Period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to indemnify the holders of the Old Notes and the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. All registration expenses, including fees and expenses of the Trustee under the Senior Indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses, to the extent applicable, will be paid by us. If a tendering holder handles the transaction through a broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

We will not receive any proceeds from the issuance of New Notes in the Exchange Offer.

LEGAL MATTERS

The validity of the New Notes offered in the Exchange Offer and certain other legal matters will be passed upon for us by Drinker Biddle & Reath LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference for the year ended December 31, 2011 have been so incorporated in reliance on the report (which contains an explanatory paragraph which describes: As described in Note 1 to the consolidated financial statements the Company and its subsidiaries are subject to risks and uncertainties that could affect amounts reported in the Company’s financial statements in future periods. Adverse business and economic conditions have resulted in incurred losses, which have reduced the Company’s insurance subsidiaries’ statutory capital, requiring contributions which have reduced holding company liquidity. Further, statutory capital requirements are subject to regulatory discretion and approval. The Company has $950 million of debt that matures between February 2013 and November 2017, including $250 million maturing on February 15, 2013)1 of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

[1]	On February 23, 2012, Radian Group commenced a “Modified Dutch Auction” tender offer to purchase a portion of its outstanding 2013 Notes. It acquired $146.5 million in aggregate principal amount of the 2013 Notes as a result of the Tender Offer for a price of $900 per $1,000 principal amount of Notes, which represented 59% of the principal amount of the 2013 Notes outstanding. The transaction resulted in a realized gain of $15.2 million, representing the excess of carrying value over the purchase price. During the second and third quarters of 2012, Radian Group purchased an additional $24.1 million in aggregate principal amount of the outstanding 2013 Notes resulting in an additional gain of $1.0 million. On January 4, 2013, Radian Group exchanged an aggregate of $195,176,000 principal amount of 5.375% Senior Notes due 2015 for the same aggregate principal amount of 9.000% Senior Notes due 2017 and additional aggregate cash consideration of $4,878,925. For more information regarding Radian Group’s outstanding debt, see “Description of New Notes—Ranking.”

AVAILABLE INFORMATION

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. These documents contain important information about us and our financial condition. This information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and their amendments, except information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012, including amendments filed on March 2, 2012 and November 6, 2012.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2012.

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012 and filed, respectively on May 10, 2012, August 9, 2012 and November 13, 2012.

•

Our Current Reports on Form 8-K dated January 24, 2012 (and, as amended, March 29, 2012), February 23, 2012, April 11, 2012, April 23, 2012, May 30, 2012, May 30, 2012, June 6, 2012, December 3, 2012, December 13, 2012, December 20, 2012, and January 4, 2013 and filed, respectively, on January 30, 2012 (and, as amended, March 30, 2012), February 23, 2012, April 17, 2012, April 27, 2012, May 30, 2012, June 1, 2012, June 12, 2012, December 3, 2012, December 17, 2012, December 21, 2012, and January 7, 2013.

•

The description of common stock set forth in our registration statement on Form 8-A/A filed on August 12, 2004, including any and all amendments and reports filed for the purpose of updating that description.

•

The description of our preferred share purchase rights set forth in our registration statement on Form 8-A filed on October 13, 2009, the amendments set forth on Form 8-A/A filed on May 4, 2010 and in any and all amendments and reports filed for the purpose of updating that description.

•

Any future filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus and before the consummation or termination of the Exchange Offer.

You may request a free copy of these filings, other than any exhibits, unless the exhibits are specifically incorporated by reference into this document, by writing or telephoning us at the following address:

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Attention: Investor Relations

(215) 564-6600

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the Exchange Offer.

You may also read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Our reports, proxy statements and other information we file with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov and on the investors page on our website at www.radian.biz. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Any statement contained in or incorporated into this prospectus or in an amendment or supplement hereto or attached hereto as an exhibit or delivered herewith shall be deemed to be modified or superseded for all purposes to the extent that a statement contained elsewhere in this prospectus or in any subsequent amendment or supplement hereto or attached hereto as an exhibit or delivered herewith modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

Offer to Exchange

$195,176,000 aggregate principal amount of 9.000% Senior Notes due 2017

(CUSIP Nos. 750236 AL5 and U74927 AB7)

for

$195,176,000 aggregate principal amount of 9.000% Senior Notes due 2017

(CUSIP No. 750236 AM3)

that have been registered under the Securities Act

PROSPECTUS

                    , 2013

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware Law on Indemnification

Section 145 of the Delaware General Corporation law (the “DGCL”) allows us to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions or proceedings (other than a “derivative” action—action by or in the right of the company) if they acted in good faith and in the best interests of the company. If the matter is a criminal proceeding, indemnification would only follow if the individual had no reasonable cause to believe their conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the company, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows us to provide in our certificate of incorporation that a director shall not be personally liable to the company or its shareholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.

Radian Amended and Restated By-Laws and Third Amended and Restated Certificate of Incorporation, as amended

Under Article VII of our Amended and Restated By-Laws, we agree to indemnify officers and directors to the full extent permitted by Delaware law. In addition, our board of directors may in its discretion indemnify any person other than an officer or director made a party to any action. Article Seventh of our Third Amended and Restated Certificate of Incorporation, as amended, provides for exculpation of liability consistent with Section 102(b)(7) of the DGCL. We also maintain directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 21. Exhibits and Financial Statement Schedules.

See the “Exhibit Index” following the signature pages hereto.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on January 16, 2013.

RADIAN GROUP INC.

By	/s/ Sanford A. Ibrahim
Name: Sanford A. Ibrahim
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints S.A. Ibrahim and Edward J. Hoffman, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-4 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

January 16, 2013	/s/ Sanford A. Ibrahim (Sanford A. Ibrahim)	Chief Executive Officer and Director (principal executive officer)

January 16, 2013	/s/ C. Robert Quint (C. Robert Quint)	Executive Vice President and Chief Financial Officer (principal financial officer)

January 16, 2013	/s/ Catherine M. Jackson (Catherine M. Jackson)	Senior Vice President, Controller (principal accounting officer)

January 16, 2013	/s/ Herbert Wender (Herbert Wender)	Director

January 16, 2013	/s/ David C. Carney (David C. Carney)	Director

January 16, 2013	/s/ Howard B. Culang (Howard B. Culang)	Director

January 16, 2013	/s/ Lisa W. Hess (Lisa W. Hess)	Director

January 16, 2013	/s/ Stephen T. Hopkins (Stephen T. Hopkins)	Director

January 16, 2013	/s/ Brian D. Montgomery (Brian D. Montgomery)	Director

January 16, 2013	/s/ Ronald W. Moore (Ronald W. Moore)	Director

January 16, 2013	/s/ Gaetano Muzio (Gaetano Muzio)	Director

January 16, 2013	/s/ Jan Nicholson (Jan Nicholson)	Director

January 16, 2013	/s/ Gregory V. Serio (Gregory V. Serio)	Director

January 16, 2013	/s/ Noel J. Spiegel (Noel J. Spiegel)	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of Radian Group Inc. (incorporated by reference to Exhibit 3.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated May 11, 2004 and filed on May 12, 2004)

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Radian Group Inc. (incorporated by reference to Exhibit 3.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated May 22, 2008 and filed on May 29, 2008)

3.3	Second Amendment to the Amended and Restated Certificate of Incorporation of Radian Group Inc. (incorporated by reference to Exhibit 3.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated May 12, 2010 and filed on May 18, 2010)

3.4	Certificate of Change of Registered Agent and Registered Office of Radian Group Inc. (incorporated by reference to Exhibit 3.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated November 10, 2010 and filed on November 16, 2010)

3.5	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated October 9, 2009 and filed on October 13, 2009)

3.6	Amended and Restated By-Laws of Radian Group Inc. (incorporated by reference to Exhibit 3.2 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated November 9, 2011 and filed on November 15, 2011)

4.1	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to Radian’s Annual Report on Form 10-K (file no. 1-11356) for the year ended December 31, 1999)

4.2	Amended and Restated Tax Benefit Preservation Plan, dated as of February 12, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated February 12, 2010 and filed on February 17, 2010)

4.3	First Amendment to the Amended and Restated Tax Benefit Preservation Plan, dated as of May 3, 2010, between Radian Group Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated May 3, 2010 and filed on May 4, 2010)

4.4	Indenture dated as of February 14, 2003, between Radian Group Inc. and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Radian’s Quarterly Report on Form 10-Q (file no. 1-11356) for the period ended March 31, 2003)

4.5	Form of 5.625% Senior Notes Due 2013 (included within Exhibit 4.4)

4.6	Senior Indenture, dated as of June 7, 2005, between Radian Group Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated June 2, 2005 and filed on June 7, 2005)

4.7	Officers’ Certificate, dated as of June 7, 2005, including the terms of Radian’s 5.375% Senior Notes due 2015, as Attachment A, and including the form of the Notes as Exhibit A-1 to Attachment A (incorporated by reference to Exhibit 4.2 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated June 2, 2005 and filed on June 7, 2005)

4.8	Form of 5.375% Senior Notes Due 2015 (included within Exhibit 4.7)

4.9	Officers’ Certificate, dated as of January 4, 2013, including the terms of Radian’s 9.000% Senior Notes due 2017, as Attachment A, and including the form of the Notes as Exhibit A-1 to Attachment A (incorporated by reference to Exhibit 4.2 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated January 4, 2013 and filed on January 7, 2013)

4.10	Form of 9.000% Senior Notes Due 2017 (included within Exhibit 4.9)

*4.11	Form of Officers’ Certificate including the terms of Radian’s 9.000% Senior Notes due 2017, as Attachment A, and including the form of the Notes as Exhibit A-1 to Attachment A

4.12	Form of 9.000% Senior Notes Due 2017 (included within Exhibit 4.11)

4.13	Registration Rights Agreement dated January 4, 2013 between Radian Group Inc. and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.3 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated January 4, 2013 and filed on January 7, 2013)

4.14	Senior Indenture, dated as of November 15, 2010, between Radian Group Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Radian’s Current Report on Form 8-K dated November 10, 2010 and filed on November 16, 2010)

4.15	First Supplemental Indenture, dated as of November 15, 2010, between Radian Group Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Radian’s Current Report on Form 8-K (file no. 1-11356) dated November 10, 2010 and filed on November 16, 2010)

4.16	Form of 3.00% Convertible Senior Notes Due 2017 (included within Exhibit 4.15)

*5.1	Opinion of Drinker Biddle & Reath LLP

12.1	Statement of Ratio of Earnings to Fixed Charges and to Combined Fixed Charges (incorporated by reference to Exhibit 12.1 to Radian’s Quarterly Report on Form 10-Q (file no. 1-11356) for the period ended September 30, 2012)

*23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

*25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee under the Indenture relating to the exchange notes

*99.1	Form of Letter of Transmittal

*99.2	Form of Letter to Clients

*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*Filed herewith.